As filed with the Securities and Exchange Commission on December 29, 2010
Registration No. 333- 171252

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PEREGRINE PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-3698422 (I.R.S. Employer Identification No.)
14282 Franklin Avenue Tustin, California 92780-7017 (714) 508-6000 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Paul J. Lytle, Chief Financial Officer
Peregrine Pharmaceuticals, Inc.
14282 Franklin Avenue
Tustin, California 92780-7017
(714) 508-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Mark R. Ziebell, Esq.
Snell & Wilmer LLP
600 Anton Boulevard
Suite 1400
Costa Mesa, California 92626

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer (do not check if a smaller reporting company) ☐	Smaller reporting company ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement contains two prospectuses:

•	a basic prospectus which covers the offering, issuance and sale of $75,000,000 of common stock and warrants of Peregrine Pharmaceuticals, Inc. by the registrant; and

•	a sales agreement prospectus covering the offering, issuance and sale of our common stock that may be issued and sold under a sales agreement that we have entered into with McNicoll, Lewis & Vlak LLC.

The basic prospectus immediately follows this explanatory note. The sales agreement prospectus immediately follows the basic prospectus.  The common stock that may be offered, issued and sold under the sales agreement prospectus is included in the $75,000,000 of securities that may be offered, issued and sold by the registrant under the basic prospectus.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 29, 2010

PROSPECTUS

$75,000,000
Common Stock and Warrants

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. We may offer and sell our common stock and warrants described in this prospectus in one or more offerings from time to time and at prices and on terms to be determined at or prior to the time of the applicable offering. The aggregate initial offering price of all securities sold under this prospectus by us will not exceed $75,000,000. We may offer and sell these securities to or through one or more underwriters, dealers, and agents, or directly to purchasers, on a continuous or delayed basis. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts.

This prospectus describes the general terms of these securities. The specific terms of the securities and the specific manner in which we will offer and sell them will be contained in a prospectus supplement. The prospectus supplement may also add, update, or change information contained in this prospectus.

We encourage you to carefully review and consider this prospectus and any prospectus supplement before investing in our securities. We also encourage you to read the documents to which we have referred you in the “Where To Learn More About Us” section of this prospectus for information on us and for our financial statements. This prospectus may not be used to consummate sales of our securities by us unless accompanied by a prospectus supplement.

Our common stock is registered under Section 12(b) of the Securities Exchange Act of 1934 and is listed on The Nasdaq Capital Market under the symbol “PPHM”.   On December 28, 2010, the last reported sale price of our common stock on The Nasdaq Capital Market was $2.25 per share. You are urged to obtain current market quotations for our common stock.
__________________________________

Investing in our securities involves risks. Please carefully review the information under the heading “Risk Factors” on page 4. In addition, risks associated with any investment in our securities will be described in the applicable prospectus supplement and certain of our filings with the Securities and Exchange Commission, as described in “Risk Factors” on page 4.
_________________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is  December 29, 2010

ABOUT THIS PROSPECTUS	1
OUR BUSINESS	1
RISK FACTORS	4
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	19
USE OF PROCEEDS	19
DESCRIPTION OF COMMON STOCK	19
DESCRIPTION OF WARRANTS	20
PLAN OF DISTRIBUTION	22
LEGAL MATTERS	23
EXPERTS	23
WHERE TO LEARN MORE ABOUT US	23
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	24
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	25

You should rely only on the information contained in this document or to which we have referred you.  We have not authorized anyone to provide you with information that is different.  This document may only be used where it is legal to sell these securities.  The information in this document may only be accurate on the date of this document.  However, in the event of a material change, this prospectus will be amended or supplemented accordingly.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC utilizing a “shelf” registration process.  Under this shelf registration process, we may from time to time offer and sell any combination of the securities described in this prospectus in one or more offerings for total gross proceeds of up to $75,000,000.  This prospectus provides you with a general description of the securities we may offer hereunder.  Each time we sell securities hereunder, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where To Learn More About Us.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any related supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any related prospectus supplement. This prospectus and any related supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus or any related supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any related prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any related prospectus supplement is delivered or securities are sold on a later date.

As used in this prospectus, the terms “we”, “us”, “our”, “Company” and “Peregrine” refer to Peregrine Pharmaceuticals, Inc., and its wholly-owned subsidiary, Avid Bioservices, Inc.

OUR BUSINESS

This is only a summary and does not contain all of the information that you should consider before investing in our Common Stock. You should read the entire prospectus carefully, including the “Risk Factors” section as well as the information incorporated by reference into this prospectus under “Where To Learn More About Us.”

Overview

We are a clinical-stage biopharmaceutical company developing and manufacturing first-in-class monoclonal antibodies for the treatment of cancer and viral infections.  We are advancing two Phase II oncology programs with our lead product candidates bavituximab and Cotara® as well as our Phase Ib hepatitis C virus (“HCV”) program for bavituximab.

Bavituximab is a first-in-class phosphatidylserine (“PS”)-targeting monoclonal antibody that represents a new approach to treating cancer and has demonstrated broad therapeutic potential in multiple solid tumors and viral infections.  PS is a highly immunosuppressive molecule usually located inside the membrane of healthy cells, but “flips” and becomes exposed on the outside of cells that line tumor blood vessels, creating a specific target for anti-cancer treatments.  PS-targeting antibodies target and bind to PS and block this immunosuppressive signal, thereby enabling the immune system to recognize and fight the tumor.

For bavituximab in oncology indications, we are conducting two Phase IIb company-sponsored trials and one Phase I/II investigator-sponsored trial (“IST”).  Our prior Phase II single-arm trial in non-small cell lung cancer (“NSCLC”) demonstrated promising results compared to data from separate historical control trials, leading us to initiate two new randomized Phase IIb trials in NSCLC.

In June 2010, we announced that we initiated a randomized Phase IIb trial evaluating bavituximab in combination with standard chemotherapy in patients with second-line NSCLC, which represents a significant unmet medical need.  In July 2010, we initiated a second randomized Phase IIb trial evaluating bavituximab in combination with chemotherapy in patients with front-line NSCLC.

In addition to our company sponsored clinical program, we also launched a new investigator-sponsored trial  program during 2010 as a cost-effective way to generate insight into bavituximab’s mechanisms of action, augment our safety database, and evaluate new combination therapy approaches and potential indications for bavituximab. On December 1, 2010, we announced that the our first IST was initiated, a Phase I/II trial evaluating bavituximab combined with sorafenib in patients with advanced hepatocellular carcinoma (HCC), or liver cancer.

Our novel brain cancer therapy Cotara is a targeted monoclonal antibody linked to a radioisotope that is administered as a single infusion directly into the tumor, destroying the tumor from the inside out, with minimal exposure to healthy tissue.  Cotara is currently in a Phase II safety and efficacy study designed to treat up to 40 patients at first relapse.  Cotara has been granted orphan drug status and fast track designation for the treatment of GBM and anaplastic astrocytoma by the U.S. Food and Drug Administration.

We are also evaluating bavituximab for viral infection indications.  We are conducting a Phase Ib safety and efficacy trial of bavituximab as a monotherapy in up to 24 patients coinfected with hepatitis C virus (HCV) and HIV.  We also have preclinical antiviral programs being conducted under our government contract and under Company funded research.  On June 30, 2008, we were awarded a government contract (the “Government Contract”) to test and develop bavituximab and an equivalent fully human antibody as potential broad-spectrum treatments for viral hemorrhagic fever (“VHF”) infections.  The contract was awarded through the Transformational Medical Technologies (“TMT”) of the U.S. Department of Defense’s Defense Threat Reduction Agency.  This Government Contract provides for up to $24.7 million in funding over the contract’s base period ending March 2011 and can be extended by the TMT beyond the base period to provide up to a total of $36.3 million in funding during the five-year potential duration of the Government Contract.

In addition to our research and development efforts, we operate a wholly owned cGMP (current Good Manufacturing Practices) contract manufacturing subsidiary, Avid Bioservices (“Avid”).  Avid provides integrated biomanufacturing services for biotechnology and biopharmaceutical companies on a fee-for-service basis, from pre-clinical drug supplies through commercial-scale drug manufacturing.  In addition to generating revenue from providing a broad range of biomanufacturing services to third-party clients, Avid is strategically integrated with Peregrine to manufacture clinical products for our clinical trials.

For a more detailed discussion of our proprietary platforms, please refer to our Form 10-K for the fiscal year ended April 30, 2010, filed with the SEC on July 14, 2010.

Company Information

We are a Delaware corporation.  Our principal offices are located at 14282 Franklin Avenue, Tustin, California 92780.  The telephone number of our principal offices is 714-508-6000.  Our internet addresses are www.peregrineinc.com and www.avidbio.com.  The information contained on our websites is not incorporated by reference and should not be considered a part of this prospectus.  Our website address is included in this prospectus as an inactive textual reference only.

About the Offering

Common stock and/or warrants offered by us in this prospectus	$75,000,000 aggregate gross sales proceeds

Common stock outstanding before this offering	64,404,097 (1)

Use of proceeds	See “Use of Proceeds”

Nasdaq Capital Market symbol	PPHM

_____________________
(1)
The number set forth above does not include approximately 14,255,257 shares of our common stock that, as of December 15, 2010, are reserved for issuance under our stock incentive plans, employee stock purchase plan, and for outstanding warrants, calculated as follows:

Number of Shares of Common Stock Reserved For Issuance
Common shares reserved for issuance under outstanding option and restricted stock award grants and available for issuance under our stock incentive plans	9,035,290
Common shares reserved for and available for issuance under our employee stock purchase plan	5,000,000
Common shares issuable upon exercise of outstanding warrants	219,967
Total shares of common stock reserved for issuance	14,255,257

RISK FACTORS

You should consider carefully the risk factors described below, and all other information contained in or incorporated by reference in this prospectus, before deciding to invest in our Common Stock and/or Warrants.  If any of the following risks actually occur, they may materially harm our business, financial condition, operating results or cash flow.  As a result, the market price of our Common Stock could decline, and you could lose all or part of your investment. Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, operating results or financial condition and could result in a complete loss of your investment.

If we cannot obtain additional funding, our product development and commercialization efforts may be reduced or discontinued and we may not be able to continue operations.

At October 31, 2010, we had $17,268,000 in cash and cash equivalents.  We have expended substantial funds on the research, development and clinical trials of our product candidates, and funding the operations of Avid.  As a result, we have historically experienced negative cash flows from operations since our inception and we expect the negative cash flows from operations to continue for the foreseeable future.  Our net losses incurred during the past three fiscal years ended April 30, 2010, 2009 and 2008 amounted to $14,494,000, $16,524,000, and $23,176,000, respectively.  Unless and until we are able to generate sufficient revenues from Avid’s contract manufacturing services and/or from the sale and/or licensing of our products under development, we expect such losses to continue for the foreseeable future.

Therefore, our ability to continue our clinical trials and development efforts is highly dependent on the amount of cash and cash equivalents on hand combined with our ability to raise additional capital to support our future operations through one or more methods, including but not limited to, issuing additional equity or debt.

With respect to financing our operations through the issuance of equity, from May 1, 2010 through December 15, 2010, we raised $20,568,000 in gross proceeds.  As of December 15, 2010, we could issue additional shares of our common stock for aggregate gross proceeds of up to $10,000,000 under an effective shelf registration statement.

In addition, we may also raise additional capital through additional equity offerings, licensing our products in development, procuring additional government contracts and grants, or increasing revenue from our wholly owned subsidiary, Avid.

With respect to financing our operations through procuring additional government contracts and grants, on October 29, 2010 we were awarded an aggregate cash grant of approximately $978,000 under Section 48D of the Internal Revenue Code as reimbursement for four separate qualifying therapeutic discovery projects, which we applied for under the Patient Protection and Affordable Care Act of 2010.  Of the total amount, we received $972,000 in November 2010 and the balance is expected to be received no later than May 2011.

While we will continue to explore these potential opportunities, there can be no assurances that we will be successful in raising sufficient capital on terms acceptable to us, or at all, or that we will be successful in procuring additional government contracts and grants, or that sufficient additional revenues will be generated from Avid or under potential licensing or partnering agreements to complete the research, development, and clinical testing of our product candidates.  Based on our current projections, which include projected revenues under signed contracts with existing customers of Avid, combined with the projected revenues from our government contract, we believe we have sufficient cash on hand combined with amounts expected to be received from Avid customers and from our government contract to meet our obligations as they become due through at least mid-year 2011 based on current assumptions and assuming we do not generate any additional revenues or  raise any additional capital from potential sources.  There are a number of uncertainties associated with our financial projections, including but not limited to, termination of third party or government contracts, technical challenges, or possible reductions in funding under our government contract, which could reduce or delay our future projected cash flows.  In addition, pursuant to the terms of our Loan and Security Agreement dated December 9, 2008, in the event our government contract with the Transformational Medical Technologies (“TMT”) is terminated or canceled for any reason, including reasons pertaining to budget cuts by the government or reduction in government funding for the program, we would be required to set aside cash and cash equivalents in an amount equal to 80% of the outstanding loan balance (or $1,867,000 as of October 31, 2010) in a restricted collateral account non-accessible by us.  In the event our projected cash-inflows are reduced or delayed or if we default on a loan covenant that limits our access to our available cash on hand, we might not have sufficient capital to operate our business through mid-year 2011 unless we raise additional capital.  The uncertainties surrounding our future cash inflows have raised substantial doubt regarding our ability to continue as a going concern.

Our outstanding indebtedness to MidCap Financial LLC and BlueCrest Capital Finance, L.P. imposes certain restrictions on how we conduct our business.  in addition, all of our assets, including our intellectual property, are pledged to secure this indebtedness.  if we fail to meet our obligations to the lenders, our payment obligations may be accelerated and the collateral securing the debt may be sold to satisfy these obligations.

Pursuant to a Loan and Security Agreement dated December 9, 2008 (the “Loan Agreement”), MidCap Financial LLC and BlueCrest Capital Finance, L.P. (the “Lenders”) have provided us a three-year, $5,000,000 working capital loan, which funded on December 19, 2008.  At October 31, 2010, we had an outstanding principal balance of $2,333,000 under the Loan Agreement.  As collateral to secure our repayment obligations to the Lenders, we and our wholly-owned subsidiary, Avid Bioservices, Inc., have granted the Lenders a first priority security interest in generally all of our respective assets, including our intellectual property.

The Loan Agreement also contains various covenants that restrict our operating flexibility.  Pursuant to the Loan Agreement, without the prior written consent of the Lenders we may not, among other things:

•
incur additional indebtedness, except for certain permitted indebtedness. Permitted indebtedness is defined to include accounts payable incurred in the ordinary course of business and leases of equipment or property incurred in the ordinary course of business not to exceed in the aggregate $500,000 outstanding at any one time;

•
incur additional liens on any of our assets except for certain permitted liens including but not limited to non-exclusive licenses of our intellectual property in the ordinary course of business and exclusive licenses of intellectual property provided they are approved by our board of directors and do not involve bavituximab or Cotara;

•	make any payment of subordinated debt, except as permitted under the applicable subordination or intercreditor agreement;
•	merge with or acquire any other entity, or sell all or substantially all of our assets, except as permitted under the Loan Agreement;
•	pay dividends (other than stock dividends) to our shareholders;
•
redeem any outstanding shares of our common stock or any outstanding options or warrants to purchase shares of our common stock except in connection with the repurchase of stock from former employees and consultants pursuant to share repurchase agreements provided such repurchases do not exceed $50,000 in the aggregate during any twelve-month period;

•	enter into transactions with affiliates other than on arms-length terms; and
•	make any change in any of our business objectives, purposes and operations which has or could be reasonably expected to have a material adverse effect on our business.

These provisions could have important consequences for us, including (i) making it more difficult for us to obtain additional debt financing from another lender, or obtain new debt financing on terms favorable to us, because a new lender will have to be willing to be subordinate to the lenders, (ii) causing us to use a portion of our available cash for debt repayment and service rather than other perceived needs and/or (iii) impacting our ability to take advantage of significant, perceived business opportunities.  Our failure to timely repay our obligations under the Loan Agreement or meet the covenants set forth in the Loan Agreement could give rise to a default under the agreement.  In the event of an uncured default, the Loan Agreement provides that all amounts owed to the Lender may be declared immediately due and payable and the Lenders have the right to enforce their security interest in the assets securing the Loan Agreement.  In such event, the Lenders could take possession of any or all of our assets in which they hold a security interest, and dispose of those assets to the extent necessary to pay off our debts, which would materially harm our business.

In the event our contract with the TMT is terminated, our loan requires us to place a significant amount of our cash in a restricted bank account.

Under the terms of the Loan Agreement, if our contract with the TMT of the U.S. Department of Defense’s Defense Threat Reduction Agency is terminated while any principal balance of the loan is outstanding, we will be required to at all times thereafter maintain cash and cash equivalents in an amount of at least eighty percent (80%) of the then outstanding principal balance of the loan (or $1,867,000 as of October 31, 2010) in a restricted account over which we will not be permitted to make withdrawals or otherwise exercise control.

We have had significant losses and we anticipate future losses.

We have incurred net losses in most fiscal years since we began operations in 1981.  The following table represents net losses incurred for the six months ended October 31, 2010 and for each of the past three fiscal years:

Net Loss
Six months ended October 31, 2010 (unaudited)	$15,208,000
Fiscal Year 2010	$14,494,000
Fiscal Year 2009	$16,524,000
Fiscal Year 2008	$23,176,000

As of October 31, 2010, we had an accumulated deficit of $277,062,000.  While we expect to continue to generate revenues from Avid’s contract manufacturing services, in order to achieve and sustain profitable operations, we must successfully develop and obtain regulatory approval for our products, either alone or with others, and must also manufacture, introduce, market and sell our products.  The costs associated with clinical trials and product manufacturing is very expensive and the time frame necessary to achieve market success for our products is long and uncertain.  We do not expect to generate product or royalty revenues for at least the next two years, and we may never generate product and/or royalty revenues sufficient to become profitable or to sustain profitability.

The sale of substantial shares of our common stock may depress our stock price.

As of December 15, 2010, there were 64,404,097 shares of our common stock outstanding.  Substantially all of these shares are eligible for trading in the public market, subject in some cases to volume and other limitations.  The market price of our common stock may decline if our common stockholders sell a large number of shares of our common stock in the public market, or the market perceives that such sales may occur.

As of December 15, 2010, we could also issue up to 14,255,257 additional shares of our common stock that are reserved for future issuance under our stock incentive plans, employee stock purchase plan, and for outstanding warrants, as further described in the following table:

Number of Shares Reserved
Common shares reserved for issuance under outstanding option and restricted stock award grants and available for issuance under our stock incentive plans	9,035,290
Common shares reserved for and available for issuance under our employee stock purchase plan	5,000,000
Common shares issuable upon exercise of outstanding warrants	219,967
Total shares of common stock reserved for issuance	14,255,257

In addition, the above table does not include shares of common stock that we have available to issue under an effective shelf registration statement, under which we may issue, from time to time, in one or more offerings, shares of our common stock for remaining aggregate gross proceeds of up to $10,000,000 as of December 15, 2010.

Of the total options, restricted stock awards and warrants outstanding as of December 15, 2010, 53,749 would be considered dilutive to stockholders because we would receive an amount per share which is less than the market price of our common stock at December 15, 2010.

In addition, we will need to raise substantial additional capital in the future to fund our operations.  If we raise additional funds by issuing equity securities, the market price of our securities may decline and our existing stockholders may experience significant dilution.

Current economic conditions and capital markets are in a period of disruption and instability which could adversely affect our ability to access the capital markets, and thus adversely affect our business and liquidity.

The current economic conditions and financial crisis have had, and will continue to have, a negative impact on our ability to access the capital markets, and thus have a negative impact on our business and liquidity.  The shortage of liquidity and credit combined with the substantial losses in worldwide equity markets could lead to an extended worldwide recession.  We may face significant challenges if conditions in the capital markets do not improve.  Our ability to access the capital markets has been and continues to be severely restricted at a time when we need to access such markets, which could have a negative impact on our business plans, including our clinical trial programs and other research and development activities.  Even if we are able to raise capital, it may not be at a price or on terms that are favorable to us.  We cannot predict the occurrence of future disruptions or how long the current conditions may continue.

Our highly volatile stock price and trading volume may adversely affect the liquidity of our common stock.

The market price of our common stock and the market prices of securities of companies in the biotechnology sector have generally been highly volatile and are likely to continue to be highly volatile.

The following table shows the high and low sales price and trading volume of our common stock for each quarter in the last fourteen (14) fiscal quarters ended October 31, 2010:

	Common Stock Sales Price		Common Stock Daily Trading Volume (000’s omitted)
	High	Low	High	Low
Quarter Ended October 31, 2010	$2.08	$1.25	4,997	118
Quarter Ended July 31, 2010	$4.14	$1.51	9,520	140
Quarter Ended April 30, 2010	$4.30	$2.86	1,278	66
Quarter Ended January 31, 2010	$3.46	$2.51	1,384	49
Quarter Ended October 31, 2009	$4.74	$2.74	2,243	64
Quarter Ended July 31, 2009	$5.65	$1.85	7,345	39
Quarter Ended April 30, 2009	$2.60	$1.52	702	14
Quarter Ended January 31, 2009	$2.35	$1.10	260	19
Quarter Ended October 31, 2008	$2.00	$1.15	263	15
Quarter Ended July 31, 2008	$2.65	$1.54	599	21
Quarter Ended April 30, 2008	$3.63	$1.75	769	26
Quarter Ended January 31, 2008	$3.25	$1.75	622	28
Quarter Ended October 31, 2007	$3.95	$2.70	526	34
Quarter Ended July 31, 2007	$7.00	$3.60	4,331	47

The market price of our common stock may be significantly impacted by many factors, including, but not limited to:

●	announcements of technological innovations or new commercial products by us or our competitors;
●	publicity regarding actual or potential clinical trial results relating to products under development by us or our competitors;
●	our financial results or that of our competitors, including our abilities to continue as a going concern;
●	the offering and sale of shares of our common stock at a discount under an equity transaction;
●	changes in our capital structure;
●	published reports by securities analysts;

●	announcements of licensing agreements, joint ventures, strategic alliances, and any other transaction that involves the sale or use of our technologies or competitive technologies;
●	developments and/or disputes concerning our patent or proprietary rights;
●	regulatory developments and product safety concerns;
●	general stock trends in the biotechnology and pharmaceutical industry sectors;
●	public concerns as to the safety and effectiveness of our products;
●	economic trends and other external factors, including but not limited to, interest rate fluctuations, economic recession, inflation, foreign market trends, national crisis, and disasters; and
●	healthcare reimbursement reform and cost-containment measures implemented by government agencies.

These and other external factors have caused and may continue to cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock, and may otherwise negatively affect the liquidity of our common stock.

The liquidity of our common stock will be adversely affected if our common stock is delisted from the NASDAQ Capital Market.

Our common stock is traded on The NASDAQ Capital Market.  To maintain inclusion on The NASDAQ Capital Market, we must continue to meet the following six listing requirements:

1.
Net tangible assets of at least $2,500,000 or market capitalization of at least $35,000,000 or net income of at least $500,000 in either our latest fiscal year or in two of our last three fiscal years;

2.	Public float of at least 500,000 shares;
3.	Market value of our public float of at least $1,000,000;
4.	A minimum closing bid price of $1.00 per share of common stock, without falling below this minimum bid price for a period of thirty consecutive trading days;
5.	At least two market makers; and
6.	At least 300 stockholders, each holding at least 100 shares of common stock.

Although we currently meet all NASDAQ listing requirements, the market price of our common stock has generally been highly volatile and we cannot guarantee that we will continue to maintain compliance with The NASDAQ Capital Market listing requirements.

If our common stock is ever delisted, we would apply to have our common stock quoted on the over-the-counter electronic bulletin board.  Upon any such delisting, our common stock would become subject to the regulations of the Securities and Exchange Commission relating to the market for penny stocks.  A penny stock, as defined by the Penny Stock Reform Act, is any equity security not traded on a national securities exchange that has a market price of less than $5.00 per share.  The penny stock regulations generally require that a disclosure schedule explaining the penny stock market and the risks associated therewith be delivered to purchasers of penny stocks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors.  The broker-dealer must make a suitability determination for each purchaser and receive the purchaser’s written agreement prior to the sale.  In addition, the broker-dealer must make certain mandated disclosures, including the actual sale or purchase price and actual bid offer quotations, as well as the compensation to be received by the broker-dealer and certain associated persons.  The regulations applicable to penny stocks may severely affect the market liquidity for our common stock and could limit your ability to sell your securities in the secondary market.

Successful development of our products is uncertain.  To date, no revenues have been generated from the commercial sale of our products and our products may not generate revenues in the future.

Our development of current and future product candidates is subject to the risks of failure inherent in the development of new pharmaceutical products and products based on new technologies.  These risks include:

●	delays in product development, clinical testing or manufacturing;
●	unplanned expenditures in product development, clinical testing or manufacturing;
●	failure in clinical trials or failure to receive regulatory approvals;

●	emergence of superior or equivalent products;
●	inability to manufacture on our own, or through others, product candidates on a commercial scale;
●	inability to market products due to third party proprietary rights; and
●	failure to achieve market acceptance.

Because of these risks, our research and development efforts or those of our partners may not result in any commercially viable products.  If significant portions of these development efforts are not successfully completed, required regulatory approvals are not obtained, or any approved products are not commercially successful, our business, financial condition and results of operations may be materially harmed.

Because we have not begun the commercial sale of any of our products, our revenue and profit potential is unproven and our limited operating history makes it difficult for an investor to evaluate our business and prospects.  Our technology may not result in any meaningful benefits to our current or potential partners.  No revenues have been generated from the commercial sale of our products, and our products may not generate revenues in the future.  Our business and prospects should be considered in light of the heightened risks and unexpected expenses and problems we may face as a company in an early stage of development in a new and rapidly evolving industry.

We are primarily focusing our activities and resources on the development of bavituximab and depend on its success.

We are focusing most of our near-term research and development activities and resources on bavituximab, and we believe a significant portion of the value of our Company relates to our ability to develop this drug candidate.  The development of bavituximab is subject to many risks, including the risks discussed in other risk factors.  If the results of clinical trials of bavituximab, the regulatory decisions affecting bavituximab, the anticipated or actual timing and plan for commercializing bavituximab, or, ultimately, the market acceptance of bavituximab do not meet our, your, analysts’ or others’ expectations, the market price of our common stock could be adversely affected.

Our product development efforts may not be successful.

Our product candidates have not received regulatory approval and are generally in research, pre-clinical and various clinical stages of development.  If the results from any of the clinical trials are poor, those results may adversely affect our ability to raise additional capital or obtain regulatory approval to conduct additional clinical trials, which will affect our ability to continue full-scale research and development for our antibody technologies.  In addition, our product candidates may take longer than anticipated to progress through clinical trials, or patient enrollment in the clinical trials may be delayed or prolonged significantly, thus delaying the clinical trials.  Patient enrollment is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to the clinical sites, and the eligibility criteria for the study.  In addition, because our Cotara product currently in clinical trials represents a departure from more commonly used methods for cancer treatment, potential patients and their doctors may be inclined to use conventional therapies, such as chemotherapy, rather than enroll patients in our clinical study.

Clinical Trials required for our product candidates are expensive and time consuming, and their outcome is uncertain.

In order to obtain FDA approval to market a new drug product, we or our potential partners must demonstrate proof of safety and efficacy in humans.  To meet these requirements, we or our potential partners will have to conduct extensive pre-clinical testing and “adequate and well-controlled” clinical trials.  Conducting clinical trials is a lengthy, time-consuming and expensive process.  The length of time may vary substantially according to the type, complexity, novelty and intended use of the product candidate, and often can be several years or more per trial.  Delays associated with products for which we are directly conducting pre-clinical or clinical trials may cause us to incur additional operating expenses.  Moreover, we may continue to be affected by delays associated with the pre-clinical testing and clinical trials of certain product candidates conducted by our partners over which we have no control.  The commencement and rate of completion of clinical trials may be delayed by many factors, including, for example:

●	obtaining regulatory approval to commence a clinical trial;

●
reaching agreement on acceptable terms with prospective contract research organizations, or CROs, and trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

●	slower than expected rates of patient recruitment due to narrow screening requirements;
●	the inability of patients to meet FDA or other regulatory authorities imposed protocol requirements;
●	the inability to retain patients who have initiated a clinical trial but may be prone to withdraw due to various clinical or personal reasons, or who are lost to further follow-up;
●	the inability to manufacture sufficient quantities of qualified materials under current good manufacturing practices, or cGMPs, for use in clinical trials;
●	the need or desire to modify our manufacturing processes;
●	the inability to adequately observe patients after treatment;
●	changes in regulatory requirements for clinical trials;
●	the lack of effectiveness during the clinical trials;
●	unforeseen safety issues;
●	delays, suspension, or termination of the clinical trials due to the institutional review board responsible for overseeing the study at a particular study site; and
●	government or regulatory delays or “clinical holds” requiring suspension or termination of the trials.

Even if we obtain positive results from pre-clinical or initial clinical trials, we may not achieve the same success in future trials.  Clinical trials may not demonstrate statistically sufficient safety and effectiveness to obtain the requisite regulatory approvals for product candidates employing our technology.

Clinical trials that we conduct or that third-parties conduct on our behalf may not demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals for any of our product candidates.  We expect to commence new clinical trials from time to time in the course of our business as our product development work continues.  The failure of clinical trials to demonstrate safety and effectiveness for our desired indications could harm the development of that product candidate as well as other product candidates.  Any change in, or termination of, our clinical trials could materially harm our business, financial condition and results of operations.

We rely on third parties to conduct our clinical trials and many of our preclinical studies.  If those parties do not successfully carry out their contractual duties or meet expected deadlines, our drug candidates may not advance in a timely manner or at all.

In the course of our discovery, preclinical testing and clinical trials, we rely on third parties, including universities, investigators and clinical research organizations, to perform critical services for us. For example, we rely on third parties to conduct our clinical trials and many of our preclinical studies. Clinical research organizations and investigators are responsible for many aspects of the trials, including finding and enrolling patients for testing and administering the trials.  Although we rely on these third parties to conduct our clinical trials, we are responsible for ensuring that each of our clinical trials is conducted in accordance with its investigational plan and protocol.  Moreover, the FDA and foreign regulatory authorities require us to comply with regulations and standards, commonly referred to as good clinical practices, or GCPs, for conducting, monitoring, recording and reporting the results of clinical trials to ensure that the data and results are scientifically credible and accurate and that the trial subjects are adequately informed of the potential risks of participating in clinical trials.  Our reliance on third parties does not relieve us of these responsibilities and requirements.  These third parties may not be available when we need them or, if they are available, may not comply with all regulatory and contractual requirements or may not otherwise perform their services in a timely or acceptable manner, and we may need to enter into new arrangements with alternative third parties and our clinical trials may be extended, delayed or terminated.  These independent third parties may also have relationships with other commercial entities, some of which may compete with us.  In addition, if such third parties fail to perform their obligations in compliance with our clinical trial protocols, our clinical trials may not meet regulatory requirements or may need to be repeated.  As a result of our dependence on third parties, we may face delays or failures outside of our direct control.  These risks also apply to the development activities of our collaborators, and we do not control our collaborators’ research and development, clinical trials or regulatory activities.  We do not expect any drugs resulting from our collaborators’ research and development efforts to be commercially available for many years, if ever.

In addition, we have prepaid research and development expenses to third parties that have been deferred and capitalized as pre-payments to secure the receipt of future preclinical and clinical research and development services.  These pre-payments are recognized as an expense in the period that the services are performed.  We assess our prepaid research and development expenses for impairment when events or changes in circumstances indicate that the carrying amount of the prepaid expense may not be recoverable or provide a future economic benefit, including the risk of third party nonperformance.  If there are indicators that the third parties are unable to perform the research and development services, we may be required to take an impairment charge.

We do not have experience as a company conducting large-scale clinical trials, or in other areas required for the successful commercialization and marketing of our product candidates.

Preliminary results from clinical trials of bavituximab may not be indicative of successful outcomes in later stage trials.  Negative or limited results from any current or future clinical trial could delay or prevent further development of our product candidates which would adversely affect our business.

We have no experience as a Company in conducting large-scale, late-stage clinical trials, and our experience with early-stage clinical trials with small numbers of patients is limited.  In part because of this limited experience, we cannot be certain that planned clinical trials will begin or be completed on time, if at all.  Large-scale trials would require either additional financial and management resources, or reliance on third-party clinical investigators, clinical research organizations (“CROs”) or consultants.  Relying on third-party clinical investigators or CROs may force us to encounter delays that are outside of our control.  Any such delays could have a material adverse effect on our business.

We also do not currently have marketing and distribution capabilities for our product candidates. Developing an internal sales and distribution capability would be an expensive and time-consuming process.  We may enter into agreements with third parties that would be responsible for marketing and distribution.  However, these third parties may not be capable of successfully selling any of our product candidates.  The inability to commercialize and market our product candidates could materially affect our business.

Failure to recruit, enroll, and retain patients for clinical trials may cause the development of our product candidates to be delayed or development costs to increase substantially.

We have experienced, and expect to experience in the future, delays in patient enrollment in our clinical trials for a variety of reasons. The timely completion of clinical trials in accordance with their protocols depends, among other things, on our ability to enroll a sufficient number of patients who remain in the study until its conclusion. The enrollment of subjects depends on many factors, including:

●	the patient eligibility criteria defined in the protocol;
●	the size of the patient population required for analysis of the trial’s primary endpoints;
●	the proximity of patients to study sites;
●	the design of the trial;
●	our ability to recruit clinical trial investigators with the appropriate competencies and experience;
●	our ability to obtain and maintain patient consents;
●	the risk that patients enrolled in clinical trials will drop out of the trials before completion; and
●	competition for patients by clinical trial programs for other treatments.

Our clinical trials compete with other clinical trials for product candidates that are in the same therapeutic areas as our product candidates, and this competition reduces the number and types of subjects available to us, because some patients who might have opted to enroll in our trials opt to enroll in a trial being conducted by one of our competitors. Since the number of qualified clinical investigators is limited, we conduct some of our clinical trials at the same clinical trial sites that some of our competitors use, which reduces the number of subjects who are available for our clinical trials in such clinical trial site. Delays in patient enrollment in the future as a result of these and other factors may result in increased costs or may affect the timing or outcome of our clinical trials, which could prevent us from completing these trials and adversely affect our ability to advance the development of our product candidates.

Our International Clinical Trials may be delayed or otherwise adversely impacted by social, political and economic factors affecting the particular foreign country.

We have in the past conducted, are currently conducting and intend in the future to conduct, clinical trials in India and other countries.  Our ability to successfully initiate, enroll and complete a clinical trial in either country, or in any future foreign country in which we may initiate a clinical trial, are subject to numerous risks unique to conducting business in foreign countries, including:

●	difficulty in establishing or managing relationships with clinical research organizations and physicians;
●	different standards for the conduct of clinical trials and/or health care reimbursement;
●	our inability to locate qualified local consultants, physicians, and partners;
●	the potential burden of complying with a variety of foreign laws, medical standards and regulatory requirements, including the regulation of pharmaceutical products and treatment; and
●	general geopolitical risks, such as political and economic instability, and changes in diplomatic and trade relations.

Because some of the trial sites for our recently announced Phase IIb non-small cell lung cancer trials will be in India and potentially other foreign countries, any disruption to our international clinical trial sites could significantly delay our product development efforts.

Success in early Clinical Trials may not be indicative of results obtained in later trials.

A number of new drugs and biologics have shown promising results in initial clinical trials, but subsequently failed to establish sufficient safety and effectiveness data to obtain necessary regulatory approvals.  Data obtained from pre-clinical and clinical activities are subject to varying interpretations, which may delay, limit or prevent regulatory approval.

Data from our pre-clinical studies and Phase I and initial Phase II clinical trials should not be relied upon as evidence that later or larger-scale clinical trials will succeed.  The Phase I studies we have completed to date have been designed to primarily assess safety in a small number of patients.  In addition, the limited results we have obtained in the Phase II trials may not predict results for any future studies and also may not predict future therapeutic benefit of our drug candidates.  We will be required to demonstrate through larger-scale clinical trials that bavituximab and Cotara are safe and effective for use in a diverse population before we can seek regulatory approval for their commercial sale.  There is typically an extremely high rate of attrition from the failure of drug candidates proceeding through clinical trials.

In addition, regulatory delays or rejections may be encountered as a result of many factors, including changes in regulatory policy during the period of product development.

If we successfully develop products but those products do not achieve and maintain market acceptance, our business will not be profitable.

Even if bavituximab, Cotara, or any future product candidate is approved for commercial sale by the FDA or other regulatory authorities, the degree of market acceptance of any approved product candidate by physicians, healthcare professionals and third-party payors and our profitability and growth will depend on a number of factors, including:

●	our ability to provide acceptable evidence of safety and efficacy;
●	relative convenience and ease of administration;
●	the prevalence and severity of any adverse side effects;
●	availability of alternative treatments;
●	pricing and cost effectiveness;
●	effectiveness of our or our collaborators’ sales and marketing strategy; and
●	our ability to obtain sufficient third-party insurance coverage or reimbursement.

In addition, if bavituximab, Cotara, or any future product candidate that we discover and develop does not provide a treatment regimen that is more beneficial than the current standard of care or otherwise provide patient benefit, that product likely will not be accepted favorably by the market.  If any products we may develop do not achieve market acceptance, then we may not generate sufficient revenue to achieve or maintain profitability.

In addition, even if our products achieve market acceptance, we may not be able to maintain that market acceptance over time if new products or technologies are introduced that are more favorably received than our products, are more cost effective or render our products obsolete.

Healthcare reform measures and other statutory or regulatory changes could adversely affect our business.

In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory proposals to change the healthcare system in ways that could impact our business. In March 2010, the U.S. Congress enacted and President Obama signed into law the Patient Protection and Affordable Care Act, which includes a number of healthcare reform provisions. The reforms imposed by the new law will significantly impact the pharmaceutical industry, most likely in the area of pharmaceutical product pricing; however, the full effects of new law cannot be known until these provisions are implemented and the relevant federal and state agencies issue applicable regulations or guidance.

The pharmaceutical and biotechnology industries are subject to extensive regulation, and from time to time legislative bodies and governmental agencies consider changes to such regulations that could have significant impact on industry participants. For example, in light of certain highly-publicized safety issues regarding certain drugs that had received marketing approval, the U.S. Congress has considered various proposals regarding drug safety, including some which would require additional safety studies and monitoring and could make drug development more costly. We are unable to predict what additional legislation or regulation, if any, relating to safety or other aspects of drug development may be enacted in the future or what effect such legislation or regulation would have on our business.

The business and financial condition of pharmaceutical and biotechnology companies are also affected by the efforts of governments, third-party payors and others to contain or reduce the costs of healthcare to consumers. In the United States and various foreign jurisdictions there have been, and we expect that there will continue to be, a number of legislative and regulatory proposals aimed at changing the healthcare system, such as proposals relating to the reimportation of drugs into the U.S. from other countries (where they are then sold at a lower price) and government control of prescription drug pricing. The pendency or approval of such proposals could result in a decrease in our share price or limit our ability to raise capital or to obtain strategic collaborations or licenses.

If we cannot license or sell Cotara, it may be delayed or never be further developed in the U.S.

We have completed initial Phase I and Phase I/II studies with Cotara for the treatment of brain cancer.  In addition, we previously announced the completion of patient enrollment in a dose confirmation and dosimetry clinical trial in patients with recurrent GBM.  We are also currently conducting a Phase II safety and efficacy study using a single administration of the drug through an optimized delivery method.  Taken together, the dose confirmation and dosimetry clinical trial along with data collected from the Phase II safety and efficacy study may provide the safety, dosimetry and efficacy data that will support the final design of the registrational study.  Once we complete enrollment and collect data from the two Cotara studies for the treatment of GBM, substantial financial resources will be needed to complete any additional supportive clinical studies necessary for potential product approval.  We do not presently have the financial resources internally to complete the larger registrational study.  We therefore intend to continue to seek a licensing or funding partner for Cotara, and hope that the data from our clinical studies will enhance our opportunities of finding such partner.  If a partner is not found for this technology in the U.S., we may not be able to advance the project past its current state of development.  Because there are a limited number of companies which have the financial resources, the internal infrastructure, the technical capability and the marketing infrastructure to develop and market a radiopharmaceutical-based oncology drug, we may not find a suitable partnering candidate for Cotara.  We also cannot ensure that we will be able to find a suitable licensing partner for this technology in the U.S.  Furthermore, we cannot ensure that if we do find a suitable licensing partner, the financial terms that they propose will be acceptable to us.

Our dependency on our radiolabeling suppliers may negatively impact our ability to complete clinical trials and market our products.

We have procured our antibody radioactive isotope combination services (“radiolabeling”) for our Cotara Phase II study with Iso-tex Diagnostics, Inc. (for patients enrolled in the U.S.) and with the Board of Radiation & Isotope Technology (“BRIT”) (for patients enrolled in India).  Although we order radiolabeling services on an as needed basis through an agreed upon purchase order, we do not have any arrangements with either Iso-tex Diagnostics, Inc. or BRIT that would require either supplier to radiolabel our product.  In the event that either supplier was unable to provide the radiolabeling services, we would have to temporarily shift patient enrollment to the country (U.S. or India) able to continue providing the radiolabeling services which could significantly delay patient enrollment.  If both of these suppliers is unable to continue to qualify its respective facility or radiolabel and supply our antibody in a timely manner, our current clinical trials using radiolabeling technology could be adversely affected and significantly delayed.  While there are other suppliers for radioactive isotope combination services in the U.S. and India, our clinical trial would be delayed for up to twelve to eighteen months because it may take that amount of time to certify a new facility under current Good Manufacturing Practices and qualify the product, plus we would incur significant costs to transfer our technology to another vendor.  In addition, the number of facilities that can perform these radiolabeling services is very limited.  Prior to commercial distribution of any of our products, if approved, we will be required to identify and contract with a company for commercial antibody manufacturing and radioactive isotope combination services.  An antibody that has been combined with a radioactive isotope, such as Iodine-131, cannot be stored for long periods of time, as it must be used within one week of being radiolabeled to be effective.  Accordingly, any change in our existing or future contractual relationships with, or an interruption in supply from, any such third-party service provider or antibody supplier could negatively impact our ability to complete ongoing clinical trials conducted by us or a potential licensing partner.

Our manufacturing facilities may not continue to meet regulatory requirements and have limited capacity.

Before approving a new drug or biologic product, the FDA requires that the facilities at which the product will be manufactured be in compliance with current Good Manufacturing Practices, or cGMP, requirements.  To be successful, our therapeutic products must be manufactured for development and, following approval, in commercial quantities, in compliance with regulatory requirements and at acceptable costs.  Currently, we manufacture all pre-clinical and clinical material through Avid Bioservices, Inc., our wholly owned subsidiary.  While we believe our current facilities are adequate for the manufacturing of product candidates for clinical trials, our facilities may not be adequate to produce sufficient quantities of any products for commercial sale.

If we are unable to establish and maintain a manufacturing facility or secure third-party manufacturing capacity within our planned time frame and cost parameters, the development and sales of our products, if approved, may be materially harmed.

We may also encounter problems with the following:

●	production yields;
●	quality control and quality assurance;
●	shortages of qualified personnel;
●	compliance with FDA or other regulatory authorities regulations, including the demonstration of purity and potency;
●	changes in FDA or other regulatory authorities requirements;
●	production costs; and/or
●	development of advanced manufacturing techniques and process controls.

In addition, we or any third-party manufacturer will be required to register the manufacturing facilities with the FDA and other regulatory authorities, provided it had not already registered.  The facilities will be subject to inspections confirming compliance with cGMP or other regulations.  If any of our third-party manufacturers or we fail to maintain regulatory compliance, the FDA can impose regulatory sanctions including, among other things, refusal to approve a pending application for a new drug product or biologic product, or revocation of a pre-existing approval.  As a result, our business, financial condition and results of operations may be materially harmed.

We currently depend on a government contract to partially fund our preclinical research and development efforts.  if our current government funding is reduced or delayed, our drug development efforts may be negatively affected.

On June 30, 2008, we were awarded a government contract (the “Government Contract”) to test and develop bavituximab and an equivalent fully human antibody as potential broad-spectrum treatments for viral hemorrhagic fever (VHF) infections.  The Government Contract was awarded through the Transformational Medical Technologies (“TMT”) of the U.S. Department of Defense’s Defense Threat Reduction Agency.  This Government Contract provides for up to $24.7 million in funding over the contract’s base period ending March 2011.  Subject to the progress of the program and budgetary considerations in future years, the Government Contract can be extended by the TMT beyond the base period to cover up to $36.3 million in funding through the exercise of two option periods not to exceed the government’s maximum five-year period for contracts.  However, due to the uncertainty regarding the extension of the Government Contract beyond the base period, there is no guarantee we will receive additional funding beyond the $24.7 million that has been allocated to the base period ending March 2011.  If we do not receive the expected full funding under this Government Contract, we may not be able to develop therapeutics to treat hemorrhagic fever virus infection nor otherwise receive the other indirect benefits that may be derived from receipt of the full funding under this contract.

Federal Government Contracts contain provisions giving government customers a variety of rights that are unfavorable to us, including the ability to terminate a contract at any time for convenience.

Federal government contracts, such as our contract with the TMT, contain provisions, and are subject to laws and regulations, that give the government rights and remedies not typically found in commercial contracts. These provisions may allow the government to:

●	Reduce, cancel, or otherwise modify our contracts or related subcontract agreements;
●	Decline to exercise an option to renew a multi-year contract;
●	Claim rights in products and systems produced by us;
●
Prohibit future procurement awards with a particular agency as a result of a finding of an organizational conflict of interest based upon prior related work performed for the agency that would give a contractor an unfair advantage over competing contractors;

●	Subject the award of contracts to protest by competitors, which may require the contracting federal agency or department to suspend our performance pending the outcome of the protest;
●	Suspend or debar us from doing business with the federal government or with a governmental agency; and
●	Control or prohibit the export of our products and services.

If the government terminates our contract for convenience, we may recover only our incurred or committed costs, settlement expenses and profit on work completed prior to the termination. If the government terminates our contract for default, we may not recover even those amounts, and instead may be liable for excess costs incurred by the government in procuring undelivered items and services from another source.  If the TMT were to unexpectedly terminate or cancel, or decline to exercise the option to extend our contract beyond the base period (as extended), our revenues, product development efforts and operating results would be materially harmed.

We may have significant product liability exposure because we maintain only limited product liability insurance.

We face an inherent business risk of exposure to product liability claims in the event that the administration of one of our drugs during a clinical trial adversely affects or causes the death of a patient.  Although we maintain product liability insurance for clinical studies in the amount of $3,000,000 per occurrence or $3,000,000 in the aggregate on a claims-made basis, this coverage may not be adequate.  Product liability insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms, if at all.  Our inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims in excess of our insurance coverage, if any, or a product recall, could negatively impact our financial position and results of operations.

In addition, the contract manufacturing services that we offer through Avid expose us to an inherent risk of liability as the antibodies or other substances manufactured by Avid, at the request and to the specifications of our customers, could possibly cause adverse effects or have product defects.  We obtain agreements from our customers indemnifying and defending us from any potential liability arising from such risk.  There can be no assurance that such indemnification agreements will adequately protect us against potential claims relating to such contract manufacturing services or protect us from being named in a possible lawsuit.  Although Avid has procured insurance coverage, there is no guarantee that we will be able to maintain our existing coverage or obtain additional coverage on commercially reasonable terms, or at all, or that such insurance will provide adequate coverage against all potential claims to which we might be exposed.  A partially successful or completely uninsured claim against Avid would have a material adverse effect on our consolidated operations.

If we are unable to obtain, protect and enforce our patent rights, we may be unable to effectively protect or exploit our proprietary technology, inventions and improvements.

Our success depends in part on our ability to obtain, protect and enforce commercially valuable patents.  We try to protect our proprietary positions by filing U.S. and foreign patent applications related to our proprietary technology, inventions and improvements that are important to developing our business.  However, if we fail to obtain and maintain patent protection for our proprietary technology, inventions and improvements, our competitors could develop and commercialize products that would otherwise infringe upon our patents.

Our patent position is generally uncertain and involves complex legal and factual questions.  Legal standards relating to the validity and scope of claims in the biotechnology and biopharmaceutical fields are still evolving.  Accordingly, the degree of future protection for our patent rights is uncertain.  The risks and uncertainties that we face with respect to our patents include the following:

●	the pending patent applications we have filed or to which we have exclusive rights may not result in issued patents or may take longer than we expect to result in issued patents;
●	the claims of any patents that issue may not provide meaningful protection;
•	we may be unable to develop additional proprietary technologies that are patentable;
•	the patents licensed or issued to us may not provide a competitive advantage;
•	other parties may challenge patents licensed or issued to us;
•
disputes may arise regarding the invention and corresponding ownership rights in inventions and know-how resulting from the joint creation or use of intellectual property by us, our licensors, corporate partners and other scientific collaborators; and

•	other parties may design around our patented technologies.

We may become involved in lawsuits to protect or enforce our patents that would be expensive and time consuming.

In order to protect or enforce our patent rights, we may initiate patent litigation against third parties.  In addition, we may become subject to interference or opposition proceedings conducted in patent and trademark offices to determine the priority and patentability of inventions.  The defense of intellectual property rights, including patent rights through lawsuits, interference or opposition proceedings, and other legal and administrative proceedings, would be costly and divert our technical and management personnel from their normal responsibilities.  An adverse determination of any litigation or defense proceedings could put our pending patent applications at risk of not being issued.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation.  For example, during the course of this kind of litigation, confidential information may be inadvertently disclosed in the form of documents or testimony in connection with discovery requests, depositions or trial testimony.  This disclosure could have a material adverse effect on our business and our financial results.

We may not be able to compete with our competitors in the Biotechnology Industry because many of them have greater resources than we do and they are further along in their development efforts.

The pharmaceutical and biotechnology industry is intensely competitive and subject to rapid and significant technological change.  Many of the drugs that we are attempting to discover or develop will be competing with existing therapies or new therapies that may be approved.  In addition, we are aware of several pharmaceutical and biotechnology companies actively engaged in research and development of antibody-based products that have commenced clinical trials with, or have successfully commercialized, antibody products.  Some or all of these companies may have greater financial resources, larger technical staffs, and larger research budgets than we have, as well as greater experience in developing products and running clinical trials.  We expect to continue to experience significant and increasing levels of competition in the future.  In addition, there may be other companies which are currently developing competitive technologies and products or which may in the future develop technologies and products that are comparable or superior to our technologies and products.

Bavituximab is currently in clinical trials for the treatment of non-small cell lung cancer (NSCLC) and other solid tumors.  Although we are not aware of any other products in clinical development targeting PS as a potential therapy for advanced solid tumors, there are a number of possible competitors with approved or developmental targeted agents used in combination with standard chemotherapy for the treatment of cancer, including but not limited to, Avastin®, Rituxan® and Herceptin® by Roche/Genentech, Inc., Gleevec® by Novartis, Tarceva® by OSI Pharmaceuticals, Inc. and Roche/Genentech, Inc., Erbitux® by Eli Lilly and Company/ImClone Systems Incorporated and Bristol-Myers Squibb Company,  Vectibix® by Amgen. Specifically for NSCLC, there are experimental compounds including but not limited to afatinib by Boehringer Ingelheim, crizotinib by Pfizer, ARQ-197 by ArQule  and Daiichi Sankyo, and iniparib by Sanofi-Aventis, Stimuvax® by Merck Serono and Oncothyreon, and astuprotimut-r by GlaxoSmithKline in late stage development that are possible competitors to bavituximab.  Other experimental compounds in development that are possible competitors to bavituximab  include, but are not limited to therapeutics designated as angiogenesis inhibitors, EGFR inhibitors, c-Met receptor inhibitors, IGFR inhibitors, HSP inhibitors, and apoptosis inducers. A direct comparison of these potential competitors will not be possible until bavituximab advances to later-stage clinical trials.

In addition, we are evaluating bavituximab for the treatment of HCV.  We are aware of no other products in development targeting PS as a potential therapy for HCV.  There are a number of companies that have products approved and on the market for the treatment of HCV, including but not limited to:  Peg-Intron® (pegylated interferon-alpha-2b), Rebetol® (ribavirin), which are marketed by Merck & Co., Inc./Schering-Plough Corporation, Pegasys® (pegylated interferon-alpha-2a) and Copegus® (ribavirin USP) , which are marketed by Roche Pharmaceuticals, and Infergen® (interferon alfacon-1)  marketed by Kadmon Pharmaceuticals, LLC.  First-line treatment for HCV has changed little since interferon alpha was first introduced in 1991.  The current standard of care for HCV includes a combination of pegylated interferon alpha with ribavirin.  This combination therapy is generally associated with considerable toxicity including flu-like symptoms, hematologic changes and central nervous system side effects including depression.  It is not uncommon for patients to discontinue interferon therapy because they are unable to tolerate the side effects of the treatment.

Future treatments for HCV are likely to include a combination of these existing products with products currently in development.  Later-stage developmental treatments include improvements to existing therapies, such as PEG-Interferon Lambda, in development by Bristol-Myers Squibb, and Locteron in development by Biolex Therapeutics.  Other developmental approaches include, but are not limited to, compounds that may or may not be administered in combination with other antiviral drugs or current standard of care, including but not limited to protease inhibitors, such as telaprevir from Vertex Pharmaceuticals Incorporated and boceprevir from Merck & Co., Inc./Schering-Plough Corporation, and polymerase inhibitors, entry inhibitors, cyclophilin inhibitors, immunomodulators, TLR agonists, caspace inhibitors, thiazolides, and vaccines.

We are developing our novel brain cancer therapy Cotara in a Phase II clinical trial for the treatment of recurrent GBM, the most aggressive form of brain cancer.  Approved treatments for brain cancer include the Gliadel Wafer® (polifeprosan 20 with carmustine implant) from Eisai, Inc., Temodar® (temozolomide) from Merck & Co., Inc./Schering-Plough Corporation and Avastin® (bevacizumab) from Roche/Genentech, Inc.  Gliadel is inserted in the tumor cavity following surgery and releases a chemotherapeutic agent over time.  Temodar is administered orally to patients with brain cancer.  Avastin is a monoclonal antibody that targets VEGF to prevent the formation of new tumor blood vessels.

Since Cotara targets destroying brain tumors from the inside out, it is a novel treatment dissimilar from other drugs in development for this disease.  Some products in development may compete with Cotara should they become approved for marketing.  These products include, but are not limited to:  131I-TM601, a radiolabeled chlorotoxin peptide being developed by TransMolecular, Inc., CDX-110, a peptide vaccine under development by Celldex, cilengitide, an integrin-targeting peptide being evaluated by Merck KgaA, and cediranib, a VEGFR tyrosine kinase inhibitor being developed by AstraZeneca.  In addition, approved oncology products marketed for other indications are being evaluated for the treatment of brain cancer, and include Gleevec® (Novartis), Tarceva (Roche/Genentech/OSI Pharmaceuticals Inc.), and Nexavar® (Bayer/Onyx Pharmaceuticals).

Avid Bioservices, Inc., our subsidiary, is exposed to risks resulting from its small customer base.

A significant portion of Avid Bioservices’ revenues have historically been derived from a small customer base.  These customers typically do not enter into long-term contracts because their need for drug supply depends on a variety of factors, including the drug’s stage of development, their financial resources, and, with respect to commercial drugs, demand for the drug in the market.  Our results of operations could be adversely affected if revenue from any one of our primary customers is significantly reduced or eliminated.

If we lose qualified management and scientific personnel or are unable to attract and retain such personnel, we may be unable to successfully develop our products or we may be significantly delayed in developing our products.

Our success is dependent, in part, upon a limited number of key executive officers, each of whom is an at-will employee, and also upon our scientific researchers.  For example, because of his extensive understanding of our technologies and product development programs, the loss of Mr. Steven W. King, our President & Chief Executive Officer and Director, would adversely affect our development efforts and clinical trial programs during the six to twelve month period that we estimate it would take to find and train a qualified replacement.

We also believe that our future success will depend largely upon our ability to attract and retain highly-skilled research and development and technical personnel.  We face intense competition in our recruiting activities, including competition from larger companies with greater resources.  We do not know if we will be successful in attracting or retaining skilled personnel.  The loss of certain key employees or our inability to attract and retain other qualified employees could negatively affect our operations and financial performance.

Our Governance Documents and State Law provide certain anti-takeover measures which will discourage a third party from seeking to acquire us unless approved by the Board of Directors.

We adopted a shareholder rights plan, commonly referred to as a “poison pill,” on March 16, 2006.  The purpose of the shareholder rights plan is to protect stockholders against unsolicited attempts to acquire control of us that do not offer a fair price to our stockholders as determined by our Board of Directors.  Under the plan, the acquisition of 15% or more of our outstanding common stock by any person or group, unless approved by our board of directors, will trigger the right of our stockholders (other than the acquiror of 15% or more of our common stock) to acquire additional shares of our common stock, and, in certain cases, the stock of the potential acquiror, at a 50% discount to market price, thus significantly increasing the acquisition cost to a potential acquiror.  In addition, our certificate of incorporation and by-laws contain certain additional anti-takeover protective devices.  For example,

•	no stockholder action may be taken without a meeting, without prior notice and without a vote; solicitations by consent are thus prohibited;
•	special meetings of stockholders may be called only by our Board of Directors; and
•
our Board of Directors has the authority, without further action by the stockholders, to fix the rights and preferences, and issue shares, of preferred stock. An issuance of preferred stock with dividend and liquidation rights senior to the common stock and convertible into a large number of shares of common stock could prevent a potential acquiror from gaining effective economic or voting control.

Further, we are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, restricts certain transactions and business combinations between a corporation and a stockholder owning 15% or more of the corporation’s outstanding voting stock for a period of three years from the date the stockholder becomes a 15% stockholder.

Although we believe these provisions and our rights plan collectively provide for an opportunity to receive higher bids by requiring potential acquirers to negotiate with our Board of Directors, they would apply even if the offer may be considered beneficial by some stockholders.  In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our Board of Directors, which is responsible for appointing the members of our management.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference herein contain forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and 21E of the Exchange Act. Some of the statements under “Our Business”, “Risk Factors” and elsewhere in this prospectus constitute “forward-looking” statements.  These statements involve known and unknown risks, including, among others, risks resulting from economic and market conditions, the regulatory environment in which we operate, pricing pressures, accurately forecasting operating and capital expenditures and clinical trial costs, competitive activities, uncertainties of litigation and other business conditions, and are subject to uncertainties and assumptions contained elsewhere in this prospectus.  We base our forward-looking statements on information currently available to us, and, in accordance with the requirements of federal securities laws, we will disclose to you material developments affecting such statements.  Our actual operating results and financial performance may prove to be very different from what we have predicted as of the date of this prospectus due to certain risks and uncertainties.  The risks described above in the section entitled “Risk Factors” specifically address some of the factors that may affect our future operating results and financial performance.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes, which may include research and development expenses, clinical trial expenses, repayment of debt, expansion of our contract manufacturing capabilities and increasing our working capital.  Pending the application of the net proceeds, we expect to invest the proceeds in investment grade, interest bearing securities. We will not receive any proceeds from the sale of common stock by the selling security holders.

The principal purposes of this offering are to increase our operating and financial flexibility.  As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of this offering.  Accordingly, our management will have broad discretion in the application of net proceeds, if any.

DESCRIPTION OF COMMON STOCK

As of the date of the prospectus, we are authorized to issue up to 325,000,000 shares of common stock, $.001 par value per share.  As of December 15, 2010, 64,404,097 shares of our common stock were outstanding.  In addition, we have reserved an additional 14,255,257 shares of common stock for issuance under our stock incentive plans, employee stock purchase plan and warrant agreements that were issued and outstanding or reserved for issuance as of December 15, 2010.

Dividends

Our Board of Directors may, out of funds legally available, at any regular or special meeting, declare dividends to the holders of shares of our common stock as and when they deem expedient, subject to the rights of holders of the preferred stock, if any.

Voting

Each share of common stock entitles the holders to one vote per share on all matters requiring a vote of the stockholders, including the election of directors.  No holders of shares of common stock shall have the right to vote such shares cumulatively in any election for the Board of Directors.

Rights Upon Liquidation

In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of our common stock will be entitled to share equally in our assets available for distribution after payment in full of all debts and after the holders of preferred stock, if any, have received their liquidation preferences in full.

Miscellaneous

No holders of shares of our common stock shall have any preemptive rights to subscribe for, purchase or receive any shares of any class, whether now or hereafter authorized, or any options or warrants to purchase any such shares, or any securities convertible into or exchanged for any such shares, which may at any time be issued, sold or offered for sale by us.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of our common stock. We may issue warrants independently or together with shares of our common stock, and the warrants may be attached to or separate from our shares of common stock. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

A copy of the form of warrant agreement, including the form of warrant certificate representing a series of warrants, will be filed with the SEC in connection with the offering of a particular series of warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to the particular series of warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplements related to the particular series of warrants that we may offer under this prospectus, as well as any prospectus supplement, and the complete warrant agreements and warrant certificates that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplement the terms of the series of warrants being offered, including:

•	the offering price and aggregate number of warrants offered;
•	the currency for which the warrants may be purchased;
•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security;
•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;
•
in the case of warrants to purchase common stock, the number of shares of common stock purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;
•	the terms of any rights to redeem or call the warrants;
•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;
•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreements and warrants may be modified;
•	the anti-dilutive protections given to the holder of such warrant;
•	a discussion of any material or special U.S. federal income tax consequences of holding or exercising the warrants;
•	the terms of the securities issuable upon exercise of the warrants; and
•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Governing Law

Unless we provide otherwise in the applicable prospectus supplement, the warrants and warrant agreements will be governed by and construed in accordance with the laws of the State of California.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

Outstanding Warrants

As of December 15, 2010, there were outstanding warrants to purchase 219,967 shares of common stock at an exercise price of $1.48 per share.

PLAN OF DISTRIBUTION

We may use this prospectus and any related prospectus supplement to sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods.  We may sell the securities (1) through underwriters or dealers, (2) through agents, and/or (3) directly to one or more purchasers. We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;
•	market prices prevailing at the time of sale;
•	prices related to the prevailing market prices; or
•	negotiated prices.

We may solicit directly offers to purchase the securities being offered by this prospectus.  We may also designate agents to solicit offers to purchase the securities from time to time.  We will name in a prospectus supplement any agent involved in the offer or sale of our securities.

We, or agents designated by us, may directly solicit, from time to time, offers to purchase our securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act. We will name the agents involved in the offer or sale of our securities and describe any commissions payable by us to these agents in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements, which may be entered into with us, to indemnification by us against specific civil liabilities, including liabilities under the Securities Act. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal.  The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and will provide the name of any underwriter in the prospectus supplement which the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions.  The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

With respect to underwritten public offerings, negotiated transactions and block trades, we will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers.  Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.  We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

To the extent that we make sales through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a sales agency financing agreement or other at-the-market offering arrangement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to any such agreement, we will issue and sell our securities through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell securities on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The agreement will provide that any securities sold will be sold at prices related to the then prevailing market prices for our securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time. Pursuant to the terms of the agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities. The terms of each such agreement will be set forth in more detail in the applicable prospectus supplement. In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain, or otherwise affect the price of our securities. We will describe any such activities in the prospectus supplement relating to the transaction.

Shares of common stock sold pursuant to the registration statement of which this prospectus is a part will be authorized for quotation and trading on The NASDAQ Capital Market.  To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities.  This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them.  In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option.  In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions.  The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market.  These transactions may be discontinued at any time.

The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

In order to comply with the securities laws of certain states, if applicable, the securities offered by this prospectus may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in certain states the securities offered by this prospectus may not be sold unless such securities have been registered or qualified for sale in these states or an exemption from registration or qualification is available and complied with.

Our common stock is currently traded on The NASDAQ Capital Market under the symbol “PPHM.”

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Snell & Wilmer L.L.P., Costa Mesa, California, counsel to Peregrine Pharmaceuticals, Inc.  Certain legal matters will be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended April 30, 2010 (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) and the effectiveness of our internal control over financial reporting as of April 30, 2010, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE TO LEARN MORE ABOUT US

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities being offered under this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. For further information regarding the Company and our securities, please see the registration statement and our other filings with the SEC, including our annual, quarterly, and current reports and any proxy statements, which you may read and copy at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our public filings with the SEC are also available to the public on the SEC’s Internet website at www.sec.gov. Our Internet website address is www.peregrineinc.com.

We furnish holders of our common stock with annual reports containing audited financial statements prepared in accordance with accounting principles generally accepted in the United States following the end of each fiscal year. We file reports and other information with the SEC pursuant to the reporting requirements of the Exchange Act.

Descriptions in this prospectus of documents are intended to be summaries of the material, relevant portions of those documents, but may not be complete descriptions of those documents. For complete copies of those documents, please refer to the exhibits to the registration statement and other documents filed by us with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the documents we file with them, which means that we can disclose important information to you by referring you to these documents. The information that we incorporate by reference into this prospectus is considered to be part of this prospectus, and information that we file later with the Commission automatically updates and supersedes any information in this prospectus.  We have filed the following documents with the Commission.  These documents are incorporated by reference as of their respective dates of filing:

1.	our Annual Report on Form 10-K for the fiscal year ended April 30, 2010, as filed with the Commission on July 14, 2010, under Section 13(a) of the Securities Exchange Act of 1934;

2.	our Definitive Proxy Statement with respect to the Annual Meeting of Stockholders held on October 21, 2010, as filed with the Commission on August 27, 2010;

3.	our Quarterly Report on Form 10-Q for the quarterly periods ended July 31, 2010 and October 31, 2010, as filed with the SEC on September 9, 2010 and December 9, 2010, respectively.

4.	our Current Reports on Form 8-K filed on July 14, 2010, September 9, 2010, September 20, 2010, October 22, 2010, December 9, 2010 and December 29, 2010;

5.
the description of our common stock contained in our Registration Statement on Form 8-A and Form 8-B (Registration of Successor Issuers) filed under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description;

6.
the description of our preferred stock purchase rights contained in our Form 8-A filed under the Securities Exchange Act of 1934 on March 17, 2006, including any amendment or report filed for the purpose of updating such descriptions; and

7.	all other reports filed by us under Section 13(a) of 15(d) of the Securities Exchange Act of 1934 since the end of our fiscal year ended April 30, 2010.

In addition, all documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Nothing in this registration statement shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K.

We will provide, without charge, upon written or oral request of any person to whom a copy of this prospectus is delivered, a copy of any or all of the foregoing documents and information that has been or may be incorporated in this prospectus by reference, other than exhibits to such documents. Requests for such documents and information should be directed to:

Peregrine Pharmaceuticals, Inc.
Attn: Paul J. Lytle, Chief Financial Officer
 14282 Franklin Avenue
Tustin, California 92780-7017
(714) 508-6000

See also “Where to Learn More About Us.”

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws provide that we will indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by law.  We believe that indemnification under our Bylaws covers at least negligence and gross negligence by indemnified parties, and permits us to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.  We have liability insurance for our directors and officers.

In addition, our Certificate of Incorporation provides that, under Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty as a director to us and our stockholders.  This provision in the Certificate of Incorporation does not eliminate the directors’ fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law.  In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to our Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law.  The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Provisions of our Bylaws require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to our best interests) to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors’ insurance if available on reasonable terms.  To the extent that indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our Company as discussed in the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable.  We believe that our Certificate of Incorporation and Bylaw provisions are necessary to attract and retain qualified persons as directors and officers.

We have in place a directors’ and officers’ liability insurance policy that, subject to the terms and conditions of the policy, insures our directors and officers against losses arising from any wrongful act (as defined by the policy) in his or her capacity as a director or officer. The policy reimburses us for amounts, which we lawfully indemnifies or is required or permitted by law to indemnify its directors and officers.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

$75,000,000 Common Stock and Warrants

ABOUT THIS PROSPECTUS	1
OUR BUSINESS	1
RISK FACTORS	4
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	19	_______________________
USE OF PROCEEDS	19	PROSPECTUS
DESCRIPTION OF COMMON STOCK	19	_______________________
DESCRIPTION OF WARRANTS	20
PLAN OF DISTRIBUTION	22
LEGAL MATTERS	23
EXPERTS	23
WHERE TO LEARN MORE ABOUT US	23
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	24
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	25
		Dated: December 29, 2010

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 29, 2010

PROSPECTUS
Common Stock

This prospectus relates to the issuance and sale of our common shares from time to time through our sales agent, McNicoll, Lewis & Vlak LLC (“MLV”).  These sales, if any, will be made pursuant to the terms of an At Market Issuance Sales Agreement entered into between us and our sales agent, MLV,  the form of which was filed on December 29, 2010 with the Securities and Exchange Commission with our Current Report on Form 8-K and is incorporated by reference.  Our sales agreement with MLV is limited to the sale of up to a number of common shares not to exceed the amount that can be sold under the registration statement of which this prospectus forms a part, or $75,000,000, as of the date hereof.

Our common stock is registered under Section 12(b) of the Securities Exchange Act of 1934 and is listed on The NASDAQ Capital Market under the symbol “PPHM”.  Sales of shares of our common stock, if any, by MLV will be made in privately negotiated transactions or in any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on The NASDAQ Capital Market or sales made through a market maker other than on an exchange.  MLV will make all sales using commercially reasonable efforts consistent with its normal sales and trading practices on mutually agreed upon terms between MLV and us.  On December 28, 2010, the last reported sale price of our common stock on The NASDAQ Capital Market was $2.25 per share. You are urged to obtain current market quotations for our common stock.

The compensation to MLV for sales of common stock related to this prospectus will be up to 5% of the gross proceeds from the sale of shares of our common stock.   The net proceeds from any sales under this prospectus will be used as described under “Use of Proceeds” in this prospectus. In connection with the sale of common stock on our behalf, MLV is an “underwriter” within the meaning of the Securities Act, and the compensation of the sales agent constitutes underwriting commissions. We have agreed to provide indemnification and contribution to MLV against certain liabilities, including liabilities under the Securities Act.
__________________________________

Investing in our securities involves risks. Please carefully review the information under the heading “Risk Factors” on page A-4. In addition, risks associated with any investment in our securities will be described in the applicable prospectus supplement and certain of our filings with the Securities and Exchange Commission, as described in “Risk Factors” on page A-4.
_________________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 29, 2010

ABOUT THIS PROSPECTUS	A-1
OUR BUSINESS	A-1
RISK FACTORS	A-4
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	A-18
USE OF PROCEEDS	A-18
DESCRIPTION OF COMMON STOCK	A-18
PLAN OF DISTRIBUTION	A-19
LEGAL MATTERS	A-20
EXPERTS	A-20
WHERE TO LEARN MORE ABOUT US	A-20
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	A-20
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	A-21

You should rely only on the information contained in this document or to which we have referred you.  We have not authorized anyone to provide you with information that is different.  This document may only be used where it is legal to sell these securities.  The information in this document may only be accurate on the date of this document.  However, in the event of a material change, this prospectus will be amended or supplemented accordingly.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC utilizing a “shelf” registration process.  This prospectus provides you with a general description of the shares we may offer hereunder.  You should read this prospectus together with additional information described below under the heading “Where To Learn More About Us.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any related supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any related prospectus supplement. This prospectus and any related supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus or any related supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any related prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any related prospectus supplement is delivered or securities are sold on a later date.

As used in this prospectus, the terms “we”, “us”, “our”, “Company” and “Peregrine” refer to Peregrine Pharmaceuticals, Inc., and its wholly-owned subsidiary, Avid Bioservices, Inc.

OUR BUSINESS

This is only a summary and does not contain all of the information that you should consider before investing in our Common Stock. You should read the entire prospectus carefully, including the “Risk Factors” section as well as the information incorporated by reference into this prospectus under “Where To Learn More About Us.”

Overview

We are a clinical-stage biopharmaceutical company developing and manufacturing first-in-class monoclonal antibodies for the treatment of cancer and viral infections.  We are advancing two Phase II oncology programs with our lead product candidates bavituximab and Cotara® as well as our Phase Ib hepatitis C virus (“HCV”) program for bavituximab.

Bavituximab is a first-in-class phosphatidylserine (“PS”)-targeting monoclonal antibody that represents a new approach to treating cancer and has demonstrated broad therapeutic potential in multiple solid tumors and viral infections.  PS is a highly immunosuppressive molecule usually located inside the membrane of healthy cells, but “flips” and becomes exposed on the outside of cells that line tumor blood vessels, creating a specific target for anti-cancer treatments.  PS-targeting antibodies target and bind to PS and block this immunosuppressive signal, thereby enabling the immune system to recognize and fight the tumor.

For bavituximab in oncology indications, we are conducting two Phase IIb company-sponsored trials and one Phase I/II investigator-sponsored trial (“IST”).  Our prior Phase II single-arm trial in non-small cell lung cancer (“NSCLC”) demonstrated promising results compared to data from separate historical control trials, leading us to initiate two new randomized Phase IIb trials in NSCLC.

In June 2010, we announced that we initiated a randomized Phase IIb trial evaluating bavituximab in combination with standard chemotherapy in patients with second-line NSCLC, which represents a significant unmet medical need.  In July 2010, we initiated a second randomized Phase IIb trial evaluating bavituximab in combination with chemotherapy in patients with front-line NSCLC.

In addition to our company sponsored clinical program, we also launched a new investigator-sponsored trial  program during 2010 as a cost-effective way to generate insight into bavituximab’s mechanisms of action, augment our safety database, and evaluate new combination therapy approaches and potential indications for bavituximab. On December 1, 2010, we announced that the our first IST was initiated, a Phase I/II trial evaluating bavituximab combined with sorafenib in patients with advanced hepatocellular carcinoma (HCC), or liver cancer.

Our novel brain cancer therapy Cotara is a targeted monoclonal antibody linked to a radioisotope that is administered as a single infusion directly into the tumor, destroying the tumor from the inside out, with minimal exposure to healthy tissue.  Cotara is currently in a Phase II safety and efficacy study designed to treat up to 40 patients at first relapse.  Cotara has been granted orphan drug status and fast track designation for the treatment of GBM and anaplastic astrocytoma by the U.S. Food and Drug Administration.

We are also evaluating bavituximab for viral infection indications.  We are conducting a Phase Ib safety and efficacy trial of bavituximab as a monotherapy in up to 24 patients coinfected with hepatitis C virus (HCV) and HIV.  We also have preclinical antiviral programs being conducted under our government contract and under Company funded research.  On June 30, 2008, we were awarded a government contract (the “Government Contract”) to test and develop bavituximab and an equivalent fully human antibody as potential broad-spectrum treatments for viral hemorrhagic fever (“VHF”) infections.  The contract was awarded through the Transformational Medical Technologies (“TMT”) of the U.S. Department of Defense’s Defense Threat Reduction Agency.  This Government Contract provides for up to $24.7 million in funding over the contract’s base period ending March 2011 and can be extended by the TMT beyond the base period to provide up to a total of $36.3 million in funding during the five-year potential duration of the Government Contract.

In addition to our research and development efforts, we operate a wholly owned cGMP (current Good Manufacturing Practices) contract manufacturing subsidiary, Avid Bioservices (“Avid”).  Avid provides integrated biomanufacturing services for biotechnology and biopharmaceutical companies on a fee-for-service basis, from pre-clinical drug supplies through commercial-scale drug manufacturing.  In addition to generating revenue from providing a broad range of biomanufacturing services to third-party clients, Avid is strategically integrated with Peregrine to manufacture clinical products for our clinical trials.

For a more detailed discussion of our proprietary platforms, please refer to our Form 10-K for the fiscal year ended April 30, 2010, filed with the SEC on July 14, 2010.

Company Information

We are a Delaware corporation.  Our principal offices are located at 14282 Franklin Avenue, Tustin, California 92780. The telephone number of our principal offices is 714-508-6000. Our internet addresses are www.peregrineinc.com and www.avidbio.com.  The information contained on our websites is not incorporated by reference and should not be considered a part of this prospectus.  Our website address is included in this prospectus as an inactive textual reference only.

About the Offering

Common stock and/or warrants offered
by us in this prospectus	$75,000,000 aggregate gross sales proceeds

Common stock outstanding before this offering	64,404,097 (1)

Use of proceeds	See “Use of Proceeds”

Nasdaq Capital Market symbol	PPHM
___________________________
(1)
The number set forth above does not include approximately 14,255,257 shares of our common stock that, as of December 15, 2010, are reserved for issuance under our stock incentive plans, employee stock purchase plan, and for outstanding warrants, calculated as follows:

Number of Shares of Common Stock Reserved For Issuance
Common shares reserved for issuance under outstanding option and restricted stock award grants and available for issuance under our stock incentive plans	9,035,290
Common shares reserved for and available for issuance under our employee stock purchase plan	5,000,000
Common shares issuable upon exercise of outstanding warrants	219,967
Total shares of common stock reserved for issuance	14,255,257

RISK FACTORS

You should consider carefully the risk factors described below, and all other information contained in or incorporated by reference in this prospectus, before deciding to invest in our Common Stock and/or Warrants.  If any of the following risks actually occur, they may materially harm our business, financial condition, operating results or cash flow. As a result, the market price of our Common Stock could decline, and you could lose all or part of your investment. Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, operating results or financial condition and could result in a complete loss of your investment.

If we cannot obtain additional funding, our product development and commercialization efforts may be reduced or discontinued and we may not be able to continue operations.

At October 31, 2010, we had $17,268,000 in cash and cash equivalents.  We have expended substantial funds on the research, development and clinical trials of our product candidates, and funding the operations of Avid.  As a result, we have historically experienced negative cash flows from operations since our inception and we expect the negative cash flows from operations to continue for the foreseeable future.  Our net losses incurred during the past three fiscal years ended April 30, 2010, 2009 and 2008 amounted to $14,494,000, $16,524,000, and $23,176,000, respectively.  Unless and until we are able to generate sufficient revenues from Avid’s contract manufacturing services and/or from the sale and/or licensing of our products under development, we expect such losses to continue for the foreseeable future.

Therefore, our ability to continue our clinical trials and development efforts is highly dependent on the amount of cash and cash equivalents on hand combined with our ability to raise additional capital to support our future operations through one or more methods, including but not limited to, issuing additional equity or debt.

With respect to financing our operations through the issuance of equity, from May 1, 2010 through December 15, 2010, we raised $20,568,000 in gross proceeds.  As of December 15, 2010, we could issue additional shares of our common stock for aggregate gross proceeds of up to $10,000,000 under an effective shelf registration statement.

In addition, we may also raise additional capital through additional equity offerings, licensing our products in development, procuring additional government contracts and grants, or increasing revenue from our wholly owned subsidiary, Avid.

With respect to financing our operations through procuring additional government contracts and grants, on October 29, 2010 we were awarded an aggregate cash grant of approximately $978,000 under Section 48D of the Internal Revenue Code as reimbursement for four separate qualifying therapeutic discovery projects, which we applied for under the Patient Protection and Affordable Care Act of 2010.  Of the total amount, we received $972,000 in November 2010 and the balance is expected to be received no later than May 2011.

While we will continue to explore these potential opportunities, there can be no assurances that we will be successful in raising sufficient capital on terms acceptable to us, or at all, or that we will be successful in procuring additional government contracts and grants, or that sufficient additional revenues will be generated from Avid or under potential licensing or partnering agreements to complete the research, development, and clinical testing of our product candidates.  Based on our current projections, which include projected revenues under signed contracts with existing customers of Avid, combined with the projected revenues from our government contract, we believe we have sufficient cash on hand combined with amounts expected to be received from Avid customers and from our government contract to meet our obligations as they become due through at least mid-year 2011 based on current assumptions and assuming we do not generate any additional revenues or  raise any additional capital from potential sources.  There are a number of uncertainties associated with our financial projections, including but not limited to, termination of third party or government contracts, technical challenges, or possible reductions in funding under our government contract, which could reduce or delay our future projected cash flows.  In addition, pursuant to the terms of our Loan and Security Agreement dated December 9, 2008, in the event our government contract with the Transformational Medical Technologies (“TMT”) is terminated or canceled for any reason, including reasons pertaining to budget cuts by the government or reduction in government funding for the program, we would be required to set aside cash and cash equivalents in an amount equal to 80% of the outstanding loan balance (or $1,867,000 as of October 31, 2010) in a restricted collateral account non-accessible by us.  In the event our projected cash-inflows are reduced or delayed or if we default on a loan covenant that limits our access to our available cash on hand, we might not have sufficient capital to operate our business through mid-year 2011 unless we raise additional capital.  The uncertainties surrounding our future cash inflows have raised substantial doubt regarding our ability to continue as a going concern.

Our outstanding indebtedness to MidCap Financial LLC and BlueCrest Capital Finance, L.P. imposes certain restrictions on how we conduct our business.  in addition, all of our assets, including our intellectual property, are pledged to secure this indebtedness.  if we fail to meet our obligations to the lenders, our payment obligations may be accelerated and the collateral securing the debt may be sold to satisfy these obligations.

Pursuant to a Loan and Security Agreement dated December 9, 2008 (the “Loan Agreement”), MidCap Financial LLC and BlueCrest Capital Finance, L.P. (the “Lenders”) have provided us a three-year, $5,000,000 working capital loan, which funded on December 19, 2008.  At October 31, 2010, we had an outstanding principal balance of $2,333,000 under the Loan Agreement.  As collateral to secure our repayment obligations to the Lenders, we and our wholly-owned subsidiary, Avid Bioservices, Inc., have granted the Lenders a first priority security interest in generally all of our respective assets, including our intellectual property.

The Loan Agreement also contains various covenants that restrict our operating flexibility.  Pursuant to the Loan Agreement, without the prior written consent of the Lenders we may not, among other things:

•
incur additional indebtedness, except for certain permitted indebtedness. Permitted indebtedness is defined to include accounts payable incurred in the ordinary course of business and leases of equipment or property incurred in the ordinary course of business not to exceed in the aggregate $500,000 outstanding at any one time;

•
incur additional liens on any of our assets except for certain permitted liens including but not limited to non-exclusive licenses of our intellectual property in the ordinary course of business and exclusive licenses of intellectual property provided they are approved by our board of directors and do not involve bavituximab or Cotara;

•	make any payment of subordinated debt, except as permitted under the applicable subordination or intercreditor agreement;
•	merge with or acquire any other entity, or sell all or substantially all of our assets, except as permitted under the Loan Agreement;
•	pay dividends (other than stock dividends) to our shareholders;
•
redeem any outstanding shares of our common stock or any outstanding options or warrants to purchase shares of our common stock except in connection with the repurchase of stock from former employees and consultants pursuant to share repurchase agreements provided such repurchases do not exceed $50,000 in the aggregate during any twelve-month period;

•	enter into transactions with affiliates other than on arms-length terms; and
•	make any change in any of our business objectives, purposes and operations which has or could be reasonably expected to have a material adverse effect on our business.

These provisions could have important consequences for us, including (i) making it more difficult for us to obtain additional debt financing from another lender, or obtain new debt financing on terms favorable to us, because a new lender will have to be willing to be subordinate to the lenders, (ii) causing us to use a portion of our available cash for debt repayment and service rather than other perceived needs and/or (iii) impacting our ability to take advantage of significant, perceived business opportunities.  Our failure to timely repay our obligations under the Loan Agreement or meet the covenants set forth in the Loan Agreement could give rise to a default under the agreement.  In the event of an uncured default, the Loan Agreement provides that all amounts owed to the Lender may be declared immediately due and payable and the Lenders have the right to enforce their security interest in the assets securing the Loan Agreement.  In such event, the Lenders could take possession of any or all of our assets in which they hold a security interest, and dispose of those assets to the extent necessary to pay off our debts, which would materially harm our business.

In the event our contract with the TMT is terminated, our loan requires us to place a significant amount of our cash in a restricted bank account.

Under the terms of the Loan Agreement, if our contract with the TMT of the U.S. Department of Defense’s Defense Threat Reduction Agency is terminated while any principal balance of the loan is outstanding, we will be required to at all times thereafter maintain cash and cash equivalents in an amount of at least eighty percent (80%) of the then outstanding principal balance of the loan (or $1,867,000 as of October 31, 2010) in a restricted account over which we will not be permitted to make withdrawals or otherwise exercise control.

We have had significant losses and we anticipate future losses.

We have incurred net losses in most fiscal years since we began operations in 1981.  The following table represents net losses incurred for the six months ended October 31, 2010 and for each of the past three fiscal years:

Net Loss
Six months ended October 31, 2010 (unaudited)	$15,208,000
Fiscal Year 2010	$14,494,000
Fiscal Year 2009	$16,524,000
Fiscal Year 2008	$23,176,000

As of October 31, 2010, we had an accumulated deficit of $277,062,000.  While we expect to continue to generate revenues from Avid’s contract manufacturing services, in order to achieve and sustain profitable operations, we must successfully develop and obtain regulatory approval for our products, either alone or with others, and must also manufacture, introduce, market and sell our products.  The costs associated with clinical trials and product manufacturing is very expensive and the time frame necessary to achieve market success for our products is long and uncertain.  We do not expect to generate product or royalty revenues for at least the next two years, and we may never generate product and/or royalty revenues sufficient to become profitable or to sustain profitability.

The sale of substantial shares of our common stock may depress our stock price.

As of December 15, 2010, there were 64,404,097 shares of our common stock outstanding.  Substantially all of these shares are eligible for trading in the public market, subject in some cases to volume and other limitations.  The market price of our common stock may decline if our common stockholders sell a large number of shares of our common stock in the public market, or the market perceives that such sales may occur.

As of December 15, 2010, we could also issue up to 14,255,257 additional shares of our common stock that are reserved for future issuance under our stock incentive plans, employee stock purchase plan, and for outstanding warrants, as further described in the following table:

Number of Shares Reserved
Common shares reserved for issuance under outstanding option and restricted stock award grants and available for issuance under our stock incentive plans	9,035,290
Common shares reserved for and available for issuance under our employee stock purchase plan	5,000,000
Common shares issuable upon exercise of outstanding warrants	219,967
Total shares of common stock reserved for issuance	14,255,257

In addition, the above table does not include shares of common stock that we have available to issue under an effective shelf registration statement, under which we may issue, from time to time, in one or more offerings, shares of our common stock for remaining aggregate gross proceeds of up to $10,000,000 as of December 15, 2010.

Of the total options, restricted stock awards and warrants outstanding as of December 15, 2010, 53,749 would be considered dilutive to stockholders because we would receive an amount per share which is less than the market price of our common stock at December 15, 2010.

In addition, we will need to raise substantial additional capital in the future to fund our operations.  If we raise additional funds by issuing equity securities, the market price of our securities may decline and our existing stockholders may experience significant dilution.

Current economic conditions and capital markets are in a period of disruption and instability which could adversely affect our ability to access the capital markets, and thus adversely affect our business and liquidity.

The current economic conditions and financial crisis have had, and will continue to have, a negative impact on our ability to access the capital markets, and thus have a negative impact on our business and liquidity.  The shortage of liquidity and credit combined with the substantial losses in worldwide equity markets could lead to an extended worldwide recession.  We may face significant challenges if conditions in the capital markets do not improve.  Our ability to access the capital markets has been and continues to be severely restricted at a time when we need to access such markets, which could have a negative impact on our business plans, including our clinical trial programs and other research and development activities.  Even if we are able to raise capital, it may not be at a price or on terms that are favorable to us.  We cannot predict the occurrence of future disruptions or how long the current conditions may continue.

Our highly volatile stock price and trading volume may adversely affect the liquidity of our common stock.

The market price of our common stock and the market prices of securities of companies in the biotechnology sector have generally been highly volatile and are likely to continue to be highly volatile.

The following table shows the high and low sales price and trading volume of our common stock for each quarter in the last fourteen (14) fiscal quarters ended October 31, 2010:

	Common Stock Sales Price		Common Stock Daily Trading Volume (000’s omitted)
	High	Low	High	Low
Quarter Ended October 31, 2010	$2.08	$1.25	4,997	118
Quarter Ended July 31, 2010	$4.14	$1.51	9,520	140
Quarter Ended April 30, 2010	$4.30	$2.86	1,278	66
Quarter Ended January 31, 2010	$3.46	$2.51	1,384	49
Quarter Ended October 31, 2009	$4.74	$2.74	2,243	64
Quarter Ended July 31, 2009	$5.65	$1.85	7,345	39
Quarter Ended April 30, 2009	$2.60	$1.52	702	14
Quarter Ended January 31, 2009	$2.35	$1.10	260	19
Quarter Ended October 31, 2008	$2.00	$1.15	263	15
Quarter Ended July 31, 2008	$2.65	$1.54	599	21
Quarter Ended April 30, 2008	$3.63	$1.75	769	26
Quarter Ended January 31, 2008	$3.25	$1.75	622	28
Quarter Ended October 31, 2007	$3.95	$2.70	526	34
Quarter Ended July 31, 2007	$7.00	$3.60	4,331	47

The market price of our common stock may be significantly impacted by many factors, including, but not limited to:

•	announcements of technological innovations or new commercial products by us or our competitors;
•	publicity regarding actual or potential clinical trial results relating to products under development by us or our competitors;
•	our financial results or that of our competitors, including our abilities to continue as a going concern;
•	the offering and sale of shares of our common stock at a discount under an equity transaction;
•	changes in our capital structure;
•	published reports by securities analysts;
•	announcements of licensing agreements, joint ventures, strategic alliances, and any other transaction that involves the sale or use of our technologies or competitive technologies;
•	developments and/or disputes concerning our patent or proprietary rights;
•	regulatory developments and product safety concerns;
•	general stock trends in the biotechnology and pharmaceutical industry sectors;
•	public concerns as to the safety and effectiveness of our products;
•	economic trends and other external factors, including but not limited to, interest rate fluctuations, economic recession, inflation, foreign market trends, national crisis, and disasters; and
•	healthcare reimbursement reform and cost-containment measures implemented by government agencies.

These and other external factors have caused and may continue to cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock, and may otherwise negatively affect the liquidity of our common stock.

The liquidity of our common stock will be adversely affected if our common stock is delisted from the NASDAQ Capital Market.

Our common stock is traded on The NASDAQ Capital Market.  To maintain inclusion on The NASDAQ Capital Market, we must continue to meet the following six listing requirements:

1.
Net tangible assets of at least $2,500,000 or market capitalization of at least $35,000,000 or net income of at least $500,000 in either our latest fiscal year or in two of our last three fiscal years;

2.	Public float of at least 500,000 shares;
3.	Market value of our public float of at least $1,000,000;
4.	A minimum closing bid price of $1.00 per share of common stock, without falling below this minimum bid price for a period of thirty consecutive trading days;
5.	At least two market makers; and
6.	At least 300 stockholders, each holding at least 100 shares of common stock.

Although we currently meet all NASDAQ listing requirements, the market price of our common stock has generally been highly volatile and we cannot guarantee that we will continue to maintain compliance with The NASDAQ Capital Market listing requirements.

If our common stock is ever delisted, we would apply to have our common stock quoted on the over-the-counter electronic bulletin board.  Upon any such delisting, our common stock would become subject to the regulations of the Securities and Exchange Commission relating to the market for penny stocks.  A penny stock, as defined by the Penny Stock Reform Act, is any equity security not traded on a national securities exchange that has a market price of less than $5.00 per share.  The penny stock regulations generally require that a disclosure schedule explaining the penny stock market and the risks associated therewith be delivered to purchasers of penny stocks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors.  The broker-dealer must make a suitability determination for each purchaser and receive the purchaser’s written agreement prior to the sale.  In addition, the broker-dealer must make certain mandated disclosures, including the actual sale or purchase price and actual bid offer quotations, as well as the compensation to be received by the broker-dealer and certain associated persons.  The regulations applicable to penny stocks may severely affect the market liquidity for our common stock and could limit your ability to sell your securities in the secondary market.

Successful development of our products is uncertain.  To date, no revenues have been generated from the commercial sale of our products and our products may not generate revenues in the future.

Our development of current and future product candidates is subject to the risks of failure inherent in the development of new pharmaceutical products and products based on new technologies.  These risks include:

•	delays in product development, clinical testing or manufacturing;
•	unplanned expenditures in product development, clinical testing or manufacturing;
•	failure in clinical trials or failure to receive regulatory approvals;
•	emergence of superior or equivalent products;
•	inability to manufacture on our own, or through others, product candidates on a commercial scale;
•	inability to market products due to third party proprietary rights; and
•	failure to achieve market acceptance.

Because of these risks, our research and development efforts or those of our partners may not result in any commercially viable products.  If significant portions of these development efforts are not successfully completed, required regulatory approvals are not obtained, or any approved products are not commercially successful, our business, financial condition and results of operations may be materially harmed.

Because we have not begun the commercial sale of any of our products, our revenue and profit potential is unproven and our limited operating history makes it difficult for an investor to evaluate our business and prospects.  Our technology may not result in any meaningful benefits to our current or potential partners.  No revenues have been generated from the commercial sale of our products, and our products may not generate revenues in the future.  Our business and prospects should be considered in light of the heightened risks and unexpected expenses and problems we may face as a company in an early stage of development in a new and rapidly evolving industry.

We are primarily focusing our activities and resources on the development of bavituximab and depend on its success.

We are focusing most of our near-term research and development activities and resources on bavituximab, and we believe a significant portion of the value of our Company relates to our ability to develop this drug candidate.  The development of bavituximab is subject to many risks, including the risks discussed in other risk factors.  If the results of clinical trials of bavituximab, the regulatory decisions affecting bavituximab, the anticipated or actual timing and plan for commercializing bavituximab, or, ultimately, the market acceptance of bavituximab do not meet our, your, analysts’ or others’ expectations, the market price of our common stock could be adversely affected.

Our product development efforts may not be successful.

Our product candidates have not received regulatory approval and are generally in research, pre-clinical and various clinical stages of development.  If the results from any of the clinical trials are poor, those results may adversely affect our ability to raise additional capital or obtain regulatory approval to conduct additional clinical trials, which will affect our ability to continue full-scale research and development for our antibody technologies.  In addition, our product candidates may take longer than anticipated to progress through clinical trials, or patient enrollment in the clinical trials may be delayed or prolonged significantly, thus delaying the clinical trials.  Patient enrollment is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to the clinical sites, and the eligibility criteria for the study.  In addition, because our Cotara product currently in clinical trials represents a departure from more commonly used methods for cancer treatment, potential patients and their doctors may be inclined to use conventional therapies, such as chemotherapy, rather than enroll patients in our clinical study.

Clinical Trials required for our product candidates are expensive and time consuming, and their outcome is uncertain.

In order to obtain FDA approval to market a new drug product, we or our potential partners must demonstrate proof of safety and efficacy in humans.  To meet these requirements, we or our potential partners will have to conduct extensive pre-clinical testing and “adequate and well-controlled” clinical trials.  Conducting clinical trials is a lengthy, time-consuming and expensive process.  The length of time may vary substantially according to the type, complexity, novelty and intended use of the product candidate, and often can be several years or more per trial.  Delays associated with products for which we are directly conducting pre-clinical or clinical trials may cause us to incur additional operating expenses.  Moreover, we may continue to be affected by delays associated with the pre-clinical testing and clinical trials of certain product candidates conducted by our partners over which we have no control.  The commencement and rate of completion of clinical trials may be delayed by many factors, including, for example:

•	obtaining regulatory approval to commence a clinical trial;
•
reaching agreement on acceptable terms with prospective contract research organizations, or CROs, and trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	slower than expected rates of patient recruitment due to narrow screening requirements;
•	the inability of patients to meet FDA or other regulatory authorities imposed protocol requirements;
•	the inability to retain patients who have initiated a clinical trial but may be prone to withdraw due to various clinical or personal reasons, or who are lost to further follow-up;
•	the inability to manufacture sufficient quantities of qualified materials under current good manufacturing practices, or cGMPs, for use in clinical trials;
•	the need or desire to modify our manufacturing processes;
•	the inability to adequately observe patients after treatment;
•	changes in regulatory requirements for clinical trials;
•	the lack of effectiveness during the clinical trials;
•	unforeseen safety issues;
•	delays, suspension, or termination of the clinical trials due to the institutional review board responsible for overseeing the study at a particular study site; and
•	government or regulatory delays or “clinical holds” requiring suspension or termination of the trials.

Even if we obtain positive results from pre-clinical or initial clinical trials, we may not achieve the same success in future trials.  Clinical trials may not demonstrate statistically sufficient safety and effectiveness to obtain the requisite regulatory approvals for product candidates employing our technology.

Clinical trials that we conduct or that third-parties conduct on our behalf may not demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals for any of our product candidates.  We expect to commence new clinical trials from time to time in the course of our business as our product development work continues.  The failure of clinical trials to demonstrate safety and effectiveness for our desired indications could harm the development of that product candidate as well as other product candidates.  Any change in, or termination of, our clinical trials could materially harm our business, financial condition and results of operations.

We rely on third parties to conduct our clinical trials and many of our preclinical studies.  If those parties do not successfully carry out their contractual duties or meet expected deadlines, our drug candidates may not advance in a timely manner or at all.

In the course of our discovery, preclinical testing and clinical trials, we rely on third parties, including universities, investigators and clinical research organizations, to perform critical services for us. For example, we rely on third parties to conduct our clinical trials and many of our preclinical studies. Clinical research organizations and investigators are responsible for many aspects of the trials, including finding and enrolling patients for testing and administering the trials.  Although we rely on these third parties to conduct our clinical trials, we are responsible for ensuring that each of our clinical trials is conducted in accordance with its investigational plan and protocol.  Moreover, the FDA and foreign regulatory authorities require us to comply with regulations and standards, commonly referred to as good clinical practices, or GCPs, for conducting, monitoring, recording and reporting the results of clinical trials to ensure that the data and results are scientifically credible and accurate and that the trial subjects are adequately informed of the potential risks of participating in clinical trials.  Our reliance on third parties does not relieve us of these responsibilities and requirements.  These third parties may not be available when we need them or, if they are available, may not comply with all regulatory and contractual requirements or may not otherwise perform their services in a timely or acceptable manner, and we may need to enter into new arrangements with alternative third parties and our clinical trials may be extended, delayed or terminated.  These independent third parties may also have relationships with other commercial entities, some of which may compete with us.  In addition, if such third parties fail to perform their obligations in compliance with our clinical trial protocols, our clinical trials may not meet regulatory requirements or may need to be repeated.  As a result of our dependence on third parties, we may face delays or failures outside of our direct control.  These risks also apply to the development activities of our collaborators, and we do not control our collaborators’ research and development, clinical trials or regulatory activities.  We do not expect any drugs resulting from our collaborators’ research and development efforts to be commercially available for many years, if ever.

In addition, we have prepaid research and development expenses to third parties that have been deferred and capitalized as pre-payments to secure the receipt of future preclinical and clinical research and development services.  These pre-payments are recognized as an expense in the period that the services are performed.  We assess our prepaid research and development expenses for impairment when events or changes in circumstances indicate that the carrying amount of the prepaid expense may not be recoverable or provide a future economic benefit, including the risk of third party nonperformance.  If there are indicators that the third parties are unable to perform the research and development services, we may be required to take an impairment charge.

We do not have experience as a company conducting large-scale clinical trials, or in other areas required for the successful commercialization and marketing of our product candidates.

Preliminary results from clinical trials of bavituximab may not be indicative of successful outcomes in later stage trials.  Negative or limited results from any current or future clinical trial could delay or prevent further development of our product candidates which would adversely affect our business.

We have no experience as a Company in conducting large-scale, late-stage clinical trials, and our experience with early-stage clinical trials with small numbers of patients is limited.  In part because of this limited experience, we cannot be certain that planned clinical trials will begin or be completed on time, if at all.  Large-scale trials would require either additional financial and management resources, or reliance on third-party clinical investigators, clinical research organizations (“CROs”) or consultants.  Relying on third-party clinical investigators or CROs may force us to encounter delays that are outside of our control.  Any such delays could have a material adverse effect on our business.

We also do not currently have marketing and distribution capabilities for our product candidates. Developing an internal sales and distribution capability would be an expensive and time-consuming process.  We may enter into agreements with third parties that would be responsible for marketing and distribution.  However, these third parties may not be capable of successfully selling any of our product candidates.  The inability to commercialize and market our product candidates could materially affect our business.

Failure to recruit, enroll, and retain patients for clinical trials may cause the development of our product candidates to be delayed or development costs to increase substantially.

We have experienced, and expect to experience in the future, delays in patient enrollment in our clinical trials for a variety of reasons. The timely completion of clinical trials in accordance with their protocols depends, among other things, on our ability to enroll a sufficient number of patients who remain in the study until its conclusion. The enrollment of subjects depends on many factors, including:

•	the patient eligibility criteria defined in the protocol;
•	the size of the patient population required for analysis of the trial’s primary endpoints;
•	the proximity of patients to study sites;
•	the design of the trial;
•	our ability to recruit clinical trial investigators with the appropriate competencies and experience;
•	our ability to obtain and maintain patient consents;
•	the risk that patients enrolled in clinical trials will drop out of the trials before completion; and
•	competition for patients by clinical trial programs for other treatments.

Our clinical trials compete with other clinical trials for product candidates that are in the same therapeutic areas as our product candidates, and this competition reduces the number and types of subjects available to us, because some patients who might have opted to enroll in our trials opt to enroll in a trial being conducted by one of our competitors. Since the number of qualified clinical investigators is limited, we conduct some of our clinical trials at the same clinical trial sites that some of our competitors use, which reduces the number of subjects who are available for our clinical trials in such clinical trial site. Delays in patient enrollment in the future as a result of these and other factors may result in increased costs or may affect the timing or outcome of our clinical trials, which could prevent us from completing these trials and adversely affect our ability to advance the development of our product candidates.

Our International Clinical Trials may be delayed or otherwise adversely impacted by social, political and economic factors affecting the particular foreign country.

We have in the past conducted, are currently conducting and intend in the future to conduct, clinical trials in India and other countries.  Our ability to successfully initiate, enroll and complete a clinical trial in either country, or in any future foreign country in which we may initiate a clinical trial, are subject to numerous risks unique to conducting business in foreign countries, including:

•	difficulty in establishing or managing relationships with clinical research organizations and physicians;
•	different standards for the conduct of clinical trials and/or health care reimbursement;
•	our inability to locate qualified local consultants, physicians, and partners;
•	the potential burden of complying with a variety of foreign laws, medical standards and regulatory requirements, including the regulation of pharmaceutical products and treatment; and
•	general geopolitical risks, such as political and economic instability, and changes in diplomatic and trade relations.

Because some of the trial sites for our recently announced Phase IIb non-small cell lung cancer trials will be in India and potentially other foreign countries, any disruption to our international clinical trial sites could significantly delay our product development efforts.

Success in early Clinical Trials may not be indicative of results obtained in later trials.

A number of new drugs and biologics have shown promising results in initial clinical trials, but subsequently failed to establish sufficient safety and effectiveness data to obtain necessary regulatory approvals.  Data obtained from pre-clinical and clinical activities are subject to varying interpretations, which may delay, limit or prevent regulatory approval.

Data from our pre-clinical studies and Phase I and initial Phase II clinical trials should not be relied upon as evidence that later or larger-scale clinical trials will succeed.  The Phase I studies we have completed to date have been designed to primarily assess safety in a small number of patients.  In addition, the limited results we have obtained in the Phase II trials may not predict results for any future studies and also may not predict future therapeutic benefit of our drug candidates.  We will be required to demonstrate through larger-scale clinical trials that bavituximab and Cotara are safe and effective for use in a diverse population before we can seek regulatory approval for their commercial sale.  There is typically an extremely high rate of attrition from the failure of drug candidates proceeding through clinical trials.

In addition, regulatory delays or rejections may be encountered as a result of many factors, including changes in regulatory policy during the period of product development.

If we successfully develop products but those products do not achieve and maintain market acceptance, our business will not be profitable.

Even if bavituximab, Cotara, or any future product candidate is approved for commercial sale by the FDA or other regulatory authorities, the degree of market acceptance of any approved product candidate by physicians, healthcare professionals and third-party payors and our profitability and growth will depend on a number of factors, including:

•	our ability to provide acceptable evidence of safety and efficacy;
•	relative convenience and ease of administration;
•	the prevalence and severity of any adverse side effects;
•	availability of alternative treatments;
•	pricing and cost effectiveness;
•	effectiveness of our or our collaborators’ sales and marketing strategy; and
•	our ability to obtain sufficient third-party insurance coverage or reimbursement.

In addition, if bavituximab, Cotara, or any future product candidate that we discover and develop does not provide a treatment regimen that is more beneficial than the current standard of care or otherwise provide patient benefit, that product likely will not be accepted favorably by the market.  If any products we may develop do not achieve market acceptance, then we may not generate sufficient revenue to achieve or maintain profitability.

In addition, even if our products achieve market acceptance, we may not be able to maintain that market acceptance over time if new products or technologies are introduced that are more favorably received than our products, are more cost effective or render our products obsolete.

Healthcare reform measures and other statutory or regulatory changes could adversely affect our business.

In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory proposals to change the healthcare system in ways that could impact our business. In March 2010, the U.S. Congress enacted and President Obama signed into law the Patient Protection and Affordable Care Act, which includes a number of healthcare reform provisions. The reforms imposed by the new law will significantly impact the pharmaceutical industry, most likely in the area of pharmaceutical product pricing; however, the full effects of new law cannot be known until these provisions are implemented and the relevant federal and state agencies issue applicable regulations or guidance.

The pharmaceutical and biotechnology industries are subject to extensive regulation, and from time to time legislative bodies and governmental agencies consider changes to such regulations that could have significant impact on industry participants. For example, in light of certain highly-publicized safety issues regarding certain drugs that had received marketing approval, the U.S. Congress has considered various proposals regarding drug safety, including some which would require additional safety studies and monitoring and could make drug development more costly. We are unable to predict what additional legislation or regulation, if any, relating to safety or other aspects of drug development may be enacted in the future or what effect such legislation or regulation would have on our business.

The business and financial condition of pharmaceutical and biotechnology companies are also affected by the efforts of governments, third-party payors and others to contain or reduce the costs of healthcare to consumers. In the United States and various foreign jurisdictions there have been, and we expect that there will continue to be, a number of legislative and regulatory proposals aimed at changing the healthcare system, such as proposals relating to the reimportation of drugs into the U.S. from other countries (where they are then sold at a lower price) and government control of prescription drug pricing. The pendency or approval of such proposals could result in a decrease in our share price or limit our ability to raise capital or to obtain strategic collaborations or licenses.

If we cannot license or sell Cotara, it may be delayed or never be further developed in the U.S.

We have completed initial Phase I and Phase I/II studies with Cotara for the treatment of brain cancer.  In addition, we previously announced the completion of patient enrollment in a dose confirmation and dosimetry clinical trial in patients with recurrent GBM.  We are also currently conducting a Phase II safety and efficacy study using a single administration of the drug through an optimized delivery method.  Taken together, the dose confirmation and dosimetry clinical trial along with data collected from the Phase II safety and efficacy study may provide the safety, dosimetry and efficacy data that will support the final design of the registrational study.  Once we complete enrollment and collect data from the two Cotara studies for the treatment of GBM, substantial financial resources will be needed to complete any additional supportive clinical studies necessary for potential product approval.  We do not presently have the financial resources internally to complete the larger registrational study.  We therefore intend to continue to seek a licensing or funding partner for Cotara, and hope that the data from our clinical studies will enhance our opportunities of finding such partner.  If a partner is not found for this technology in the U.S., we may not be able to advance the project past its current state of development.  Because there are a limited number of companies which have the financial resources, the internal infrastructure, the technical capability and the marketing infrastructure to develop and market a radiopharmaceutical-based oncology drug, we may not find a suitable partnering candidate for Cotara.  We also cannot ensure that we will be able to find a suitable licensing partner for this technology in the U.S.  Furthermore, we cannot ensure that if we do find a suitable licensing partner, the financial terms that they propose will be acceptable to us.

Our dependency on our radiolabeling suppliers may negatively impact our ability to complete clinical trials and market our products.

We have procured our antibody radioactive isotope combination services (“radiolabeling”) for our Cotara Phase II study with Iso-tex Diagnostics, Inc. (for patients enrolled in the U.S.) and with the Board of Radiation & Isotope Technology (“BRIT”) (for patients enrolled in India).  Although we order radiolabeling services on an as needed basis through an agreed upon purchase order, we do not have any arrangements with either Iso-tex Diagnostics, Inc. or BRIT that would require either supplier to radiolabel our product.  In the event that either supplier was unable to provide the radiolabeling services, we would have to temporarily shift patient enrollment to the country (U.S. or India) able to continue providing the radiolabeling services which could significantly delay patient enrollment.  If both of these suppliers is unable to continue to qualify its respective facility or radiolabel and supply our antibody in a timely manner, our current clinical trials using radiolabeling technology could be adversely affected and significantly delayed.  While there are other suppliers for radioactive isotope combination services in the U.S. and India, our clinical trial would be delayed for up to twelve to eighteen months because it may take that amount of time to certify a new facility under current Good Manufacturing Practices and qualify the product, plus we would incur significant costs to transfer our technology to another vendor.  In addition, the number of facilities that can perform these radiolabeling services is very limited.  Prior to commercial distribution of any of our products, if approved, we will be required to identify and contract with a company for commercial antibody manufacturing and radioactive isotope combination services.  An antibody that has been combined with a radioactive isotope, such as Iodine-131, cannot be stored for long periods of time, as it must be used within one week of being radiolabeled to be effective.  Accordingly, any change in our existing or future contractual relationships with, or an interruption in supply from, any such third-party service provider or antibody supplier could negatively impact our ability to complete ongoing clinical trials conducted by us or a potential licensing partner.

Our manufacturing facilities may not continue to meet regulatory requirements and have limited capacity.

Before approving a new drug or biologic product, the FDA requires that the facilities at which the product will be manufactured be in compliance with current Good Manufacturing Practices, or cGMP, requirements.  To be successful, our therapeutic products must be manufactured for development and, following approval, in commercial quantities, in compliance with regulatory requirements and at acceptable costs.  Currently, we manufacture all pre-clinical and clinical material through Avid Bioservices, Inc., our wholly owned subsidiary.  While we believe our current facilities are adequate for the manufacturing of product candidates for clinical trials, our facilities may not be adequate to produce sufficient quantities of any products for commercial sale.

If we are unable to establish and maintain a manufacturing facility or secure third-party manufacturing capacity within our planned time frame and cost parameters, the development and sales of our products, if approved, may be materially harmed.

We may also encounter problems with the following:

•	production yields;
•	quality control and quality assurance;
•	shortages of qualified personnel;
•	compliance with FDA or other regulatory authorities regulations, including the demonstration of purity and potency;
•	changes in FDA or other regulatory authorities requirements;
•	production costs; and/or
•	development of advanced manufacturing techniques and process controls.

In addition, we or any third-party manufacturer will be required to register the manufacturing facilities with the FDA and other regulatory authorities, provided it had not already registered.  The facilities will be subject to inspections confirming compliance with cGMP or other regulations.  If any of our third-party manufacturers or we fail to maintain regulatory compliance, the FDA can impose regulatory sanctions including, among other things, refusal to approve a pending application for a new drug product or biologic product, or revocation of a pre-existing approval.  As a result, our business, financial condition and results of operations may be materially harmed.

We currently depend on a government contract to partially fund our preclinical research and development efforts.  if our current government funding is reduced or delayed, our drug development efforts may be negatively affected.

On June 30, 2008, we were awarded a government contract (the “Government Contract”) to test and develop bavituximab and an equivalent fully human antibody as potential broad-spectrum treatments for viral hemorrhagic fever (VHF) infections.  The Government Contract was awarded through the Transformational Medical Technologies (“TMT”) of the U.S. Department of Defense’s Defense Threat Reduction Agency.  This Government Contract provides for up to $24.7 million in funding over the contract’s base period ending March 2011.  Subject to the progress of the program and budgetary considerations in future years, the Government Contract can be extended by the TMT beyond the base period to cover up to $36.3 million in funding through the exercise of two option periods not to exceed the government’s maximum five-year period for contracts.  However, due to the uncertainty regarding the extension of the Government Contract beyond the base period, there is no guarantee we will receive additional funding beyond the $24.7 million that has been allocated to the base period ending March 2011.  If we do not receive the expected full funding under this Government Contract, we may not be able to develop therapeutics to treat hemorrhagic fever virus infection nor otherwise receive the other indirect benefits that may be derived from receipt of the full funding under this contract.

Federal Government Contracts contain provisions giving government customers a variety of rights that are unfavorable to us, including the ability to terminate a contract at any time for convenience.

Federal government contracts, such as our contract with the TMT, contain provisions, and are subject to laws and regulations, that give the government rights and remedies not typically found in commercial contracts. These provisions may allow the government to:

•	Reduce, cancel, or otherwise modify our contracts or related subcontract agreements;
•	Decline to exercise an option to renew a multi-year contract;
•	Claim rights in products and systems produced by us;
•
Prohibit future procurement awards with a particular agency as a result of a finding of an organizational conflict of interest based upon prior related work performed for the agency that would give a contractor an unfair advantage over competing contractors;

•	Subject the award of contracts to protest by competitors, which may require the contracting federal agency or department to suspend our performance pending the outcome of the protest;
•	Suspend or debar us from doing business with the federal government or with a governmental agency; and
•	Control or prohibit the export of our products and services.

If the government terminates our contract for convenience, we may recover only our incurred or committed costs, settlement expenses and profit on work completed prior to the termination. If the government terminates our contract for default, we may not recover even those amounts, and instead may be liable for excess costs incurred by the government in procuring undelivered items and services from another source.  If the TMT were to unexpectedly terminate or cancel, or decline to exercise the option to extend our contract beyond the base period (as extended), our revenues, product development efforts and operating results would be materially harmed.

We may have significant product liability exposure because we maintain only limited product liability insurance.

We face an inherent business risk of exposure to product liability claims in the event that the administration of one of our drugs during a clinical trial adversely affects or causes the death of a patient.  Although we maintain product liability insurance for clinical studies in the amount of $3,000,000 per occurrence or $3,000,000 in the aggregate on a claims-made basis, this coverage may not be adequate.  Product liability insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms, if at all.  Our inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims in excess of our insurance coverage, if any, or a product recall, could negatively impact our financial position and results of operations.

In addition, the contract manufacturing services that we offer through Avid expose us to an inherent risk of liability as the antibodies or other substances manufactured by Avid, at the request and to the specifications of our customers, could possibly cause adverse effects or have product defects.  We obtain agreements from our customers indemnifying and defending us from any potential liability arising from such risk.  There can be no assurance that such indemnification agreements will adequately protect us against potential claims relating to such contract manufacturing services or protect us from being named in a possible lawsuit.  Although Avid has procured insurance coverage, there is no guarantee that we will be able to maintain our existing coverage or obtain additional coverage on commercially reasonable terms, or at all, or that such insurance will provide adequate coverage against all potential claims to which we might be exposed.  A partially successful or completely uninsured claim against Avid would have a material adverse effect on our consolidated operations.

If we are unable to obtain, protect and enforce our patent rights, we may be unable to effectively protect or exploit our proprietary technology, inventions and improvements.

Our success depends in part on our ability to obtain, protect and enforce commercially valuable patents.  We try to protect our proprietary positions by filing U.S. and foreign patent applications related to our proprietary technology, inventions and improvements that are important to developing our business.  However, if we fail to obtain and maintain patent protection for our proprietary technology, inventions and improvements, our competitors could develop and commercialize products that would otherwise infringe upon our patents.

Our patent position is generally uncertain and involves complex legal and factual questions.  Legal standards relating to the validity and scope of claims in the biotechnology and biopharmaceutical fields are still evolving.  Accordingly, the degree of future protection for our patent rights is uncertain.  The risks and uncertainties that we face with respect to our patents include the following:

•	the pending patent applications we have filed or to which we have exclusive rights may not result in issued patents or may take longer than we expect to result in issued patents;
•	the claims of any patents that issue may not provide meaningful protection;
•	we may be unable to develop additional proprietary technologies that are patentable;
•	the patents licensed or issued to us may not provide a competitive advantage;
•	other parties may challenge patents licensed or issued to us;
•
disputes may arise regarding the invention and corresponding ownership rights in inventions and know-how resulting from the joint creation or use of intellectual property by us, our licensors, corporate partners and other scientific collaborators; and

•	other parties may design around our patented technologies.

We may become involved in lawsuits to protect or enforce our patents that would be expensive and time consuming.

In order to protect or enforce our patent rights, we may initiate patent litigation against third parties.  In addition, we may become subject to interference or opposition proceedings conducted in patent and trademark offices to determine the priority and patentability of inventions.  The defense of intellectual property rights, including patent rights through lawsuits, interference or opposition proceedings, and other legal and administrative proceedings, would be costly and divert our technical and management personnel from their normal responsibilities.  An adverse determination of any litigation or defense proceedings could put our pending patent applications at risk of not being issued.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation.  For example, during the course of this kind of litigation, confidential information may be inadvertently disclosed in the form of documents or testimony in connection with discovery requests, depositions or trial testimony.  This disclosure could have a material adverse effect on our business and our financial results.

We may not be able to compete with our competitors in the Biotechnology Industry because many of them have greater resources than we do and they are further along in their development efforts.

The pharmaceutical and biotechnology industry is intensely competitive and subject to rapid and significant technological change.  Many of the drugs that we are attempting to discover or develop will be competing with existing therapies or new therapies that may be approved.  In addition, we are aware of several pharmaceutical and biotechnology companies actively engaged in research and development of antibody-based products that have commenced clinical trials with, or have successfully commercialized, antibody products.  Some or all of these companies may have greater financial resources, larger technical staffs, and larger research budgets than we have, as well as greater experience in developing products and running clinical trials.  We expect to continue to experience significant and increasing levels of competition in the future.  In addition, there may be other companies which are currently developing competitive technologies and products or which may in the future develop technologies and products that are comparable or superior to our technologies and products.

Bavituximab is currently in clinical trials for the treatment of non-small cell lung cancer (NSCLC) and other solid tumors.  Although we are not aware of any other products in clinical development targeting PS as a potential therapy for advanced solid tumors, there are a number of possible competitors with approved or developmental targeted agents used in combination with standard chemotherapy for the treatment of cancer, including but not limited to, Avastin®, Rituxan® and Herceptin® by Roche/Genentech, Inc., Gleevec® by Novartis, Tarceva® by OSI Pharmaceuticals, Inc. and Roche/Genentech, Inc., Erbitux® by Eli Lilly and Company/ImClone Systems Incorporated and Bristol-Myers Squibb Company,  Vectibix® by Amgen. Specifically for NSCLC, there are experimental compounds including but not limited to afatinib by Boehringer Ingelheim, crizotinib by Pfizer, ARQ-197 by ArQule  and Daiichi Sankyo, and iniparib by Sanofi-Aventis, Stimuvax® by Merck Serono and Oncothyreon, and astuprotimut-r by GlaxoSmithKline in late stage development that are possible competitors to bavituximab.  Other experimental compounds in development that are possible competitors to bavituximab  include, but are not limited to therapeutics designated as angiogenesis inhibitors, EGFR inhibitors, c-Met receptor inhibitors, IGFR inhibitors, HSP inhibitors, and apoptosis inducers. A direct comparison of these potential competitors will not be possible until bavituximab advances to later-stage clinical trials.

In addition, we are evaluating bavituximab for the treatment of HCV.  We are aware of no other products in development targeting PS as a potential therapy for HCV.  There are a number of companies that have products approved and on the market for the treatment of HCV, including but not limited to:  Peg-Intron® (pegylated interferon-alpha-2b), Rebetol® (ribavirin), which are marketed by Merck & Co., Inc./Schering-Plough Corporation, Pegasys® (pegylated interferon-alpha-2a) and Copegus® (ribavirin USP) , which are marketed by Roche Pharmaceuticals, and Infergen® (interferon alfacon-1)  marketed by Kadmon Pharmaceuticals, LLC.  First-line treatment for HCV has changed little since interferon alpha was first introduced in 1991.  The current standard of care for HCV includes a combination of pegylated interferon alpha with ribavirin.  This combination therapy is generally associated with considerable toxicity including flu-like symptoms, hematologic changes and central nervous system side effects including depression.  It is not uncommon for patients to discontinue interferon therapy because they are unable to tolerate the side effects of the treatment.

Future treatments for HCV are likely to include a combination of these existing products with products currently in development.  Later-stage developmental treatments include improvements to existing therapies, such as PEG-Interferon Lambda, in development by Bristol-Myers Squibb, and Locteron in development by Biolex Therapeutics.  Other developmental approaches include, but are not limited to, compounds that may or may not be administered in combination with other antiviral drugs or current standard of care, including but not limited to protease inhibitors, such as telaprevir from Vertex Pharmaceuticals Incorporated and boceprevir from Merck & Co., Inc./Schering-Plough Corporation, and polymerase inhibitors, entry inhibitors, cyclophilin inhibitors, immunomodulators, TLR agonists, caspace inhibitors, thiazolides, and vaccines.

We are developing our novel brain cancer therapy Cotara in a Phase II clinical trial for the treatment of recurrent GBM, the most aggressive form of brain cancer.  Approved treatments for brain cancer include the Gliadel Wafer® (polifeprosan 20 with carmustine implant) from Eisai, Inc., Temodar® (temozolomide) from Merck & Co., Inc./Schering-Plough Corporation and Avastin® (bevacizumab) from Roche/Genentech, Inc.  Gliadel is inserted in the tumor cavity following surgery and releases a chemotherapeutic agent over time.  Temodar is administered orally to patients with brain cancer.  Avastin is a monoclonal antibody that targets VEGF to prevent the formation of new tumor blood vessels.

Since Cotara targets destroying brain tumors from the inside out, it is a novel treatment dissimilar from other drugs in development for this disease.  Some products in development may compete with Cotara should they become approved for marketing.  These products include, but are not limited to:  131I-TM601, a radiolabeled chlorotoxin peptide being developed by TransMolecular, Inc., CDX-110, a peptide vaccine under development by Celldex, cilengitide, an integrin-targeting peptide being evaluated by Merck KgaA, and cediranib, a VEGFR tyrosine kinase inhibitor being developed by AstraZeneca.  In addition, approved oncology products marketed for other indications are being evaluated for the treatment of brain cancer, and include Gleevec® (Novartis), Tarceva (Roche/Genentech/OSI Pharmaceuticals Inc.), and Nexavar® (Bayer/Onyx Pharmaceuticals).

Avid Bioservices, Inc., our subsidiary, is exposed to risks resulting from its small customer base.

A significant portion of Avid Bioservices’ revenues have historically been derived from a small customer base.  These customers typically do not enter into long-term contracts because their need for drug supply depends on a variety of factors, including the drug’s stage of development, their financial resources, and, with respect to commercial drugs, demand for the drug in the market.  Our results of operations could be adversely affected if revenue from any one of our primary customers is significantly reduced or eliminated.

If we lose qualified management and scientific personnel or are unable to attract and retain such personnel, we may be unable to successfully develop our products or we may be significantly delayed in developing our products.

Our success is dependent, in part, upon a limited number of key executive officers, each of whom is an at-will employee, and also upon our scientific researchers.  For example, because of his extensive understanding of our technologies and product development programs, the loss of Mr. Steven W. King, our President & Chief Executive Officer and Director, would adversely affect our development efforts and clinical trial programs during the six to twelve month period that we estimate it would take to find and train a qualified replacement.

We also believe that our future success will depend largely upon our ability to attract and retain highly-skilled research and development and technical personnel.  We face intense competition in our recruiting activities, including competition from larger companies with greater resources.  We do not know if we will be successful in attracting or retaining skilled personnel.  The loss of certain key employees or our inability to attract and retain other qualified employees could negatively affect our operations and financial performance.

Our Governance Documents and State Law provide certain anti-takeover measures which will discourage a third party from seeking to acquire us unless approved by the Board of Directors.

We adopted a shareholder rights plan, commonly referred to as a “poison pill,” on March 16, 2006.  The purpose of the shareholder rights plan is to protect stockholders against unsolicited attempts to acquire control of us that do not offer a fair price to our stockholders as determined by our Board of Directors.  Under the plan, the acquisition of 15% or more of our outstanding common stock by any person or group, unless approved by our board of directors, will trigger the right of our stockholders (other than the acquiror of 15% or more of our common stock) to acquire additional shares of our common stock, and, in certain cases, the stock of the potential acquiror, at a 50% discount to market price, thus significantly increasing the acquisition cost to a potential acquiror.  In addition, our certificate of incorporation and by-laws contain certain additional anti-takeover protective devices.  For example,

•	no stockholder action may be taken without a meeting, without prior notice and without a vote; solicitations by consent are thus prohibited;
•	special meetings of stockholders may be called only by our Board of Directors; and
•
our Board of Directors has the authority, without further action by the stockholders, to fix the rights and preferences, and issue shares, of preferred stock. An issuance of preferred stock with dividend and liquidation rights senior to the common stock and convertible into a large number of shares of common stock could prevent a potential acquiror from gaining effective economic or voting control.

Further, we are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, restricts certain transactions and business combinations between a corporation and a stockholder owning 15% or more of the corporation’s outstanding voting stock for a period of three years from the date the stockholder becomes a 15% stockholder.

Although we believe these provisions and our rights plan collectively provide for an opportunity to receive higher bids by requiring potential acquirers to negotiate with our Board of Directors, they would apply even if the offer may be considered beneficial by some stockholders.  In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our Board of Directors, which is responsible for appointing the members of our management.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference herein contain forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and 21E of the Exchange Act. Some of the statements under “Our Business”, “Risk Factors” and elsewhere in this prospectus constitute “forward-looking” statements.  These statements involve known and unknown risks, including, among others, risks resulting from economic and market conditions, the regulatory environment in which we operate, pricing pressures, accurately forecasting operating and capital expenditures and clinical trial costs, competitive activities, uncertainties of litigation and other business conditions, and are subject to uncertainties and assumptions contained elsewhere in this prospectus.  We base our forward-looking statements on information currently available to us, and, in accordance with the requirements of federal securities laws, we will disclose to you material developments affecting such statements.  Our actual operating results and financial performance may prove to be very different from what we have predicted as of the date of this prospectus due to certain risks and uncertainties.  The risks described above in the section entitled “Risk Factors” specifically address some of the factors that may affect our future operating results and financial performance.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes, which may include research and development expenses, clinical trial expenses, repayment of debt, expansion of our contract manufacturing capabilities and increasing our working capital.  Pending the application of the net proceeds, we expect to invest the proceeds in investment grade, interest bearing securities. We will not receive any proceeds from the sale of common stock by the selling security holders.

The principal purposes of this offering are to increase our operating and financial flexibility.  As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of this offering.  Accordingly, our management will have broad discretion in the application of net proceeds, if any.

DESCRIPTION OF COMMON STOCK

As of the date of the prospectus, we are authorized to issue up to 325,000,000 shares of common stock, $.001 par value per share.  As of December 15, 2010, 64,404,097 shares of our common stock were outstanding.  In addition, we have reserved an additional 14,255,257 shares of common stock for issuance under our stock incentive plans, employee stock purchase plan and warrant agreements that were issued and outstanding or reserved for issuance as of December 15, 2010.

Dividends

Our Board of Directors may, out of funds legally available, at any regular or special meeting, declare dividends to the holders of shares of our common stock as and when they deem expedient, subject to the rights of holders of the preferred stock, if any.

Voting

Each share of common stock entitles the holders to one vote per share on all matters requiring a vote of the stockholders, including the election of directors.  No holders of shares of common stock shall have the right to vote such shares cumulatively in any election for the Board of Directors.

Rights Upon Liquidation

In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of our common stock will be entitled to share equally in our assets available for distribution after payment in full of all debts and after the holders of preferred stock, if any, have received their liquidation preferences in full.

Miscellaneous

No holders of shares of our common stock shall have any preemptive rights to subscribe for, purchase or receive any shares of any class, whether now or hereafter authorized, or any options or warrants to purchase any such shares, or any securities convertible into or exchanged for any such shares, which may at any time be issued, sold or offered for sale by us.

PLAN OF DISTRIBUTION

We have entered into an At Market Issuance sales agreement with McNicoll, Lewis & Vlak LLC (“MLV”), pursuant to which we may issue and sell shares of our common stock from time to time through MLV, as our exclusive sales agent for the offer and sale of the common stock, in an aggregate amount not to exceed the amount that can be sold under the registration statement of which this prospectus forms a part, which amount, as of the date of this prospectus is $75,000,000.  The sales, if any, of common stock made under the sales agreement will be made in privately negotiated transactions or in any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on The NASDAQ Capital Market, or sales made through a market maker other than on an exchange.  MLV will make all sales using commercially reasonable efforts consistent with its normal sales and trading practices on mutually agreed upon terms between MLV and us.

MLV will sell the shares of common stock subject to the sales agreement from time to time as agreed upon by us and MLV.  Each time we wish to issue and sell shares of common stock, we will notify MLV of the proposed terms of the placement. Subject to the terms and conditions of the sales agreement, including agreement by MLV of the terms of the placement, MLV will use its commercially reasonable efforts, consistent with its normal trading and sales practices, to try to sell all of the designated shares of common stock.  We may instruct MLV not to sell shares of common stock if the sales cannot be effected at or above the price designated by us in any such instruction.  MLV will not be obligated to attempt to sell shares if the market price is below the designated price.  We or MLV may suspend the offering of shares of common stock upon proper notice and subject to other conditions.

The compensation to MLV for sales of our common stock related to this prospectus will be up to 5% of the gross proceeds from the sale of such common stock.  The remaining sales proceeds, after deducting offering expenses and any transaction fees imposed by any governmental or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of the shares.

Settlement for sales of common stock will occur on the third business day following the date on which any sales are made in return for payment of the net proceeds to us.  There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

In connection with the sale of common stock on our behalf, MLV is an “underwriter” within the meaning of the Securities Act, and compensation to MLV constitutes underwriting commissions. We have agreed to provide indemnification and contribution to MLV against certain civil liabilities, including liabilities under the Securities Act. MLV may engage in transactions with, or perform services for, us in the ordinary course of business.

The offering of our common stock in accordance with the sales agreement will terminate upon the earlier of (1) the sale of all of our shares of common stock subject to the sales agreement, or (2) the termination of the sales agreement.

MLV may terminate the sales agreement at any time in certain circumstances, including (i) the occurrence of a material adverse change that, in MLV’s reasonable judgment, may impair its ability to sell the common stock, (ii) the Company’s failure to satisfy any condition under the sales agreement or (iii) a suspension or limitation of trading of the Company’s common stock on NASDAQ.  The Company may terminate the sales agreement at any time upon three (3) days prior notice while MLV may terminate the sales agreement at any time upon ninety (90) days prior notice.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Snell & Wilmer L.L.P., Costa Mesa, California, counsel to Peregrine Pharmaceuticals, Inc.  Certain legal matters will be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended April 30, 2010 (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) and the effectiveness of our internal control over financial reporting as of April 30, 2010, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE TO LEARN MORE ABOUT US

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities being offered under this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. For further information regarding the Company and our securities, please see the registration statement and our other filings with the SEC, including our annual, quarterly, and current reports and any proxy statements, which you may read and copy at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our public filings with the SEC are also available to the public on the SEC’s Internet website at www.sec.gov. Our Internet website address is www.peregrineinc.com.

We furnish holders of our common stock with annual reports containing audited financial statements prepared in accordance with accounting principles generally accepted in the United States following the end of each fiscal year. We file reports and other information with the SEC pursuant to the reporting requirements of the Exchange Act.

Descriptions in this prospectus of documents are intended to be summaries of the material, relevant portions of those documents, but may not be complete descriptions of those documents. For complete copies of those documents, please refer to the exhibits to the registration statement and other documents filed by us with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the documents we file with them, which means that we can disclose important information to you by referring you to these documents. The information that we incorporate by reference into this prospectus is considered to be part of this prospectus, and information that we file later with the Commission automatically updates and supersedes any information in this prospectus.  We have filed the following documents with the Commission.  These documents are incorporated by reference as of their respective dates of filing:

1.	our Annual Report on Form 10-K for the fiscal year ended April 30, 2010, as filed with the Commission on July 14, 2010, under Section 13(a) of the Securities Exchange Act of 1934;
2.	our Definitive Proxy Statement with respect to the Annual Meeting of Stockholders held on October 21, 2010, as filed with the Commission on August 27, 2010;
3.	our Quarterly Report on Form 10-Q for the quarterly periods ended July 31, 2010 and October 31, 2010, as filed with the SEC on September 9, 2010 and December 9, 2010, respectively.
4.	our Current Reports on Form 8-K filed on July 14, 2010, September 9, 2010, September 20, 2010, October 22, 2010, December 9, 2010, and December 29, 2010;
5.
the description of our common stock contained in our Registration Statement on Form 8-A and Form 8-B (Registration of Successor Issuers) filed under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description;

6.
the description of our preferred stock purchase rights contained in our Form 8-A filed under the Securities Exchange Act of 1934 on March 17, 2006, including any amendment or report filed for the purpose of updating such descriptions; and

7.	all other reports filed by us under Section 13(a) of 15(d) of the Securities Exchange Act of 1934 since the end of our fiscal year ended April 30, 2010.

In addition, all documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Nothing in this registration statement shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K.

We will provide, without charge, upon written or oral request of any person to whom a copy of this prospectus is delivered, a copy of any or all of the foregoing documents and information that has been or may be incorporated in this prospectus by reference, other than exhibits to such documents. Requests for such documents and information should be directed to:

Peregrine Pharmaceuticals, Inc.
Attn: Paul J. Lytle, Chief Financial Officer
 14282 Franklin Avenue
Tustin, California 92780-7017
(714) 508-6000

See also “Where to Learn More About Us.”

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws provide that we will indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by law.  We believe that indemnification under our Bylaws covers at least negligence and gross negligence by indemnified parties, and permits us to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.  We have liability insurance for our directors and officers.

In addition, our Certificate of Incorporation provides that, under Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty as a director to us and our stockholders.  This provision in the Certificate of Incorporation does not eliminate the directors’ fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law.  In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to our Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law.  The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Provisions of our Bylaws require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to our best interests) to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors’ insurance if available on reasonable terms.  To the extent that indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our Company as discussed in the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable.  We believe that our Certificate of Incorporation and Bylaw provisions are necessary to attract and retain qualified persons as directors and officers.

We have in place a directors’ and officers’ liability insurance policy that, subject to the terms and conditions of the policy, insures our directors and officers against losses arising from any wrongful act (as defined by the policy) in his or her capacity as a director or officer. The policy reimburses us for amounts, which we lawfully indemnifies or is required or permitted by law to indemnify its directors and officers.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Common Stock

ABOUT THIS PROSPECTUS	A-1
OUR BUSINESS	A-1
RISK FACTORS	A-4
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	A-18	_______________________
USE OF PROCEEDS	A-18	PROSPECTUS
DESCRIPTION OF COMMON STOCK	A-18	_______________________
PLAN OF DISTRIBUTION	A-19
LEGAL MATTERS	A-20
EXPERTS	A-20
WHERE TO LEARN MORE ABOUT US	A-20
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	A-20
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	A-21
Dated: December 29, 2010

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCES AND DISTRIBUTION

The following table sets forth the estimated expenses in connection with the offering described in this registration statement:

SEC registration fee	$5,348
Printing and engraving expenses	2,500	*
Legal fees and expenses	12,500	*
Accounting fees and expenses	10,000	*
Miscellaneous	3,000	*

Total	$33,348

* Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Certificate of Incorporation (the “Certificate”) and Bylaws include provisions that eliminate the directors personal liability for monetary damages to the fullest extent possible under Delaware Law or other applicable law (the “Director Liability Provision”).  The Director Liability Provision eliminates the liability of directors to us and our stockholders for monetary damages arising out of any violation by a director of his fiduciary duty of due care.  However, the Director Liability Provision does not eliminate the personal liability of a director for (i) breach of the director’s duty of loyalty, (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (iii) payment of dividends or repurchases or redemption of stock other than from lawfully available funds, or (iv) any transactions from which the director derived an improper benefit.  The Director Liability Provision also does not affect a director’s liability under the federal securities laws or the recovery of damages by third parties.  Furthermore, under Delaware Law, the limitation liability afforded by the Director Liability Provision does not eliminate a director’s personal liability for breach of the director’s duty of due care. Although the directors would not be liable for monetary damages to us or our stockholders for negligent acts or omissions in exercising their duty of due care, the directors remain subject to equitable remedies, such as actions for injunction or rescission, although these remedies, whether as a result of timeliness or otherwise, may not be effective in all situations.  With regard to directors who also are officers of our company, these persons would be insulated from liability only with respect to their conduct as directors and would not be insulated from liability for acts or omissions in their capacity as officers.  These provisions may cover actions undertaken by the Board of Directors, which may serve as the basis for a claim against us under the federal and state securities laws.  We have been advised that it is the position of the Commission that insofar as the foregoing provisions may be involved to disclaim liability for damages arising under the Securities Act of 1933, as amended (the “Securities Act”), such provisions are against public policy as expressed in the Securities Act and are therefore unenforceable.

Delaware law provides a detailed statutory framework covering indemnification of our directors, officers, employees or agents against liabilities and expenses arising out of legal proceedings brought against them by reason of their status or service as directors, officers, employees or agents. Section 145 of the Delaware General Corporation Law (“Section 145”) provides that a director, officer, employee or agent of a corporation (i) shall be indemnified by the corporation for expenses actually and reasonably incurred in defense of any action or proceeding if such person is sued by reason of his service to the corporation, to the extent that such person has been successful in defense of such action or proceeding, or in defense of any claim, issue or matter raised in such litigation, (ii) may, in actions other than actions by or in the right of the corporation (such as derivative actions), be indemnified for expenses actually and reasonably incurred, judgments, fines and amounts paid in settlement of such litigation, even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and in a criminal proceeding, if he did not have reasonable cause to believe his conduct was unlawful), and (iii) may be indemnified by the corporation for expenses actually and reasonably incurred (but not judgments or settlements) in any action by the corporation or of a derivative action (such as a suit by a stockholder alleging a breach by the director or officer of a duty owed to the corporation), even if he is not successful, provided that he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, provided that no indemnification is permitted without court approval if the director has been adjudged liable to the corporation.

Delaware Law also permits a corporation to elect to indemnify its officers, directors, employees and agents under a broader range of circumstances than that provided under Section 145. The Certificate contains a provision that takes full advantage of the permissive Delaware indemnification laws (the “Indemnification Provision”) and provides that we are required to indemnify our officers, directors, employees and agents to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary, provided, however, that prior to making such discretionary indemnification, we must determine that the person acted in good faith and in a manner he or she believed to be in the best interests of the corporation and, in the case of any criminal action or proceeding, the person had no reason to believe his or her conduct was unlawful.

In furtherance of the objectives of the Indemnification Provision, we have also entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our Certificate and Bylaws (the “Indemnification Agreements”). We believe that the Indemnification Agreements are necessary to attract and retain qualified directors and executive officers. Pursuant to the Indemnification Agreements, an indemnitee will be entitled to indemnification to the extent permitted by Section 145 or other applicable law. In addition, to the maximum extent permitted by applicable law, an indemnitee will be entitled to indemnification for any amount or expense which the indemnitee actually and reasonably incurs as a result of or in connection with prosecuting, defending, preparing to prosecute or defend, investigating, preparing to be a witness, or otherwise participating in any threatened, pending or completed claim, suit, arbitration, inquiry or other proceeding (a “Proceeding”) in which the indemnitee is threatened to be made or is made a party or participant as a result of his or her position with our company, provided that the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests and had no reasonable cause to believe his or her conduct was unlawful. If the Proceeding is brought by or in the right of our company and applicable law so provides, the Indemnification Agreement provides that no indemnification against expenses shall be made in respect of any claim, issue or matter in the Proceeding as to which the indemnitee shall have been adjudged liable to us.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16. EXHIBITS

The Exhibits to this Registration Statement are listed in the Exhibit Index commencing on page EX-1 hereof.

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”):

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that subparagraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b)  (§ 230.424(b) of this chapter) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)          any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)         the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)         any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tustin, State of California, on December 29, 2010.

PEREGRINE PHARMACEUTICALS, INC.

By:	/s/ Steven W. King
Steven W. King,
President and Chief Executive Officer, Director

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
3.1
Certificate of Incorporation of Techniclone Corporation, a Delaware corporation (Incorporated by reference to Exhibit B to the Company’s 1996 Proxy Statement as filed with the Commission on or about August 20, 1996).

3.2
Amended and Restated Bylaws of Peregrine Pharmaceuticals, Inc. (formerly Techniclone Corporation), a Delaware corporation (Incorporated by reference to Exhibit 3.1 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2003).

3.3
Certificate of Designation of 5% Adjustable Convertible Class C Preferred Stock as filed with the Delaware Secretary of State on April 23, 1997.  (Incorporated by reference to Exhibit 3.1 contained in Registrant’s Current Report on Form 8-K as filed with the Commission on or about May 12, 1997).

3.4
Certificate of Amendment to Certificate of Incorporation of Techniclone Corporation to effect the name change to Peregrine Pharmaceuticals, Inc., a Delaware corporation.  (Incorporated by reference to Exhibit 3.4 contained in Registrant’s Annual Report on Form 10-K for the year ended April 30, 2001).

3.5
Certificate of Amendment to Certificate of Incorporation of Peregrine Pharmaceuticals, Inc. to increase the number of authorized shares of the Company’s common stock to two hundred million shares (Incorporated by reference to Exhibit 3.5 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2003).

3.6
Certificate of Amendment to Certificate of Incorporation of Peregrine Pharmaceuticals, Inc. to increase the number of authorized shares of the Company’s common stock to two hundred fifty million shares (Incorporated by reference to Exhibit 3.6 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2005).

3.7
Certificate of Designation of Rights, Preferences and Privileges of Series D Participating Preferred Stock of the Registrant, as filed with the Secretary of State of the State of Delaware on March 16, 2006.  (Incorporated by reference to Exhibit 3.7 to Registrant’s Current Report on Form 8-K as filed with the Commission on March 17, 2006).

3.8
Certificate of Amendment to Certificate of Incorporation of Peregrine Pharmaceuticals, Inc. to increase the number of authorized shares of the Company’s common stock to three hundred twenty five million shares (Incorporated by reference to Exhibit 3.8 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2007).

3.9
Amended and Restated Bylaws of Peregrine Pharmaceuticals, Inc., a Delaware corporation (Incorporated by reference to Exhibit 3.9 to Registrant’s Current Report on Form 8-K as filed with the Commission on December 21, 2007).

3.10
Certificate of Amendment to Certificate of Incorporation of Peregrine Pharmaceuticals, in order to effect a 1-for-5 reverse stock split of the Company common stock effective as of the close of business on October 16, 2009 (Incorporated by reference to Exhibit 3.10 to Registrant’s Current Report on Form 8-K as filed with the Commission on October 19, 2009).

4.0	Form of Certificate for Common Stock (Incorporated by reference to the exhibit of the same number contained in Registrant’s Annual Report on Form 10-K for the year end April 30, 1988).
4.1
Form of Non-qualified Stock Option Agreement by and between Registrant, Director and certain consultants dated December 22, 1999 (Incorporated by reference to the exhibit contained in Registrant’s Registration Statement on Form S-3 (File No. 333-40716)).*

4.2	Peregrine Pharmaceuticals, Inc. 2002 Non-Qualified Stock Option Plan (Incorporated by reference to the exhibit contained in Registrant’s Registration Statement in Form S-8 (File No. 333-106385)).*

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
4.3	Form of 2002 Non-Qualified Stock Option Agreement (Incorporated by reference to the exhibit contained in Registrant’s Registration Statement in Form S-8 (File No. 333-106385)).*
4.4
Preferred Stock Rights Agreement, dated as of March 16, 2006, between the Company and Integrity Stock Transfer, Inc., including the Certificate of Designation, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively (Incorporated by reference to Exhibit 4.19 to Registrant’s Current Report on Form 8-K as filed with the Commission on March 17, 2006).

4.5	1996 Stock Incentive Plan (Incorporated by reference to the exhibit contained in Registrant’s Registration Statement in form S-8 (File No. 333-17513)).*
4.6
Stock Exchange Agreement dated as of January 15, 1997 among the stockholders of Peregrine Pharmaceuticals, Inc. and Registrant (Incorporated by reference to Exhibit 2.1 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended January 31, 1997).

4.7
First Amendment to Stock Exchange Agreement among the Stockholders of Peregrine Pharmaceuticals, Inc. and Registrant (Incorporated by reference to Exhibit 2.1 contained in Registrant’s Current Report on Form 8-K as filed with the Commission on or about May 12, 1997).

4.8	2003 Stock Incentive Plan Non-qualified Stock Option Agreement (Incorporated by reference to the exhibit contained in Registrant’s Registration Statement in form S-8 (File No. 333-121334).*
4.9	2003 Stock Incentive Plan Incentive Stock Option Agreement (Incorporated by reference to the exhibit contained in Registrant’s Registration Statement in form S-8 (File No. 333-121334)).*
4.10
Form of Incentive Stock Option Agreement for 2005 Stock Incentive Plan (Incorporated by reference to Exhibit 10.98 to Registrant’s Current Report on Form 8-K as filed with the Commission on October 28, 2005).*

4.11
Form of Non-Qualified Stock Option Agreement for 2005 Stock Incentive Plan (Incorporated by reference to Exhibit 10.99 to Registrant’s Current Report on Form 8-K as filed with the Commission on October 28, 2005).*

4.12	Peregrine Pharmaceuticals, Inc. 2005 Stock Incentive Plan (Incorporated by reference to Exhibit B to Registrant’s Definitive Proxy Statement filed with the Commission on August 29, 2005).*
4.13
Form of Incentive Stock Option Agreement for 2009 Stock Incentive Plan (Incorporated by reference to Exhibit 4.14 to Registrant’s Current Report on Form 8-K as filed with the Commission on October 27, 2009).*

4.14
Form of Non-Qualified Stock Option Agreement for 2009 Stock Incentive Plan (Incorporated by reference to Exhibit 4.15 to Registrant’s Current Report on Form 8-K as filed with the Commission on October 27, 2009).*

4.15	Form of Restricted Stock Issuance Agreement dated February 1, 2010. (*)(**)
4.16	2010 Stock Incentive Plan (Incorporated by reference to Exhibit A to Registrant’s Definitive Proxy Statement filed with the Commission on August 27, 2010). *
4.17	Form of Stock Option Award Agreement under 2010 Stock Incentive Plan (Incorporated by reference to Exhibit 4.17 to Registrant’s Registration Statement in Form S-8 (File No. 333-171067)). *

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
4.18	2010 Employee Stock Purchase Plan (Incorporated by reference to Exhibit B to Registrant’s Definitive Proxy Statement filed with the Commission on August 27, 2010). *
5.1	Opinion of Snell & Wilmer L.L.P. ***
10.1
Placement Agent Agreement dated June 27, 2007, between Registrant and Rodman & Renshaw, LLC (Incorporated by reference to Exhibit 1.1 to Registrant’s Current Report on Form 8-K as filed with the Commission on June 28, 2007).

10.2	Form of Securities Purchase Agreement dated June 28, 2007 (Incorporated by reference to Exhibit 4.1 to Registrant’s Current Report on Form 8-K as filed with the Commission on June 28, 2007).
10.3
Government contract by and between Peregrine Pharmaceuticals, Inc. and the Defense Threat Reduction Agency dated June 30, 2008 (Incorporated by reference to Exhibit 10.110 to Registrant’s Current Report on Form 10-Q as filed with the Commission on September 9, 2008).

10.4
Loan and Security Agreement dated December 9, 2008 between Registrant and BlueCrest Capital Finance, L.P. (Incorporated by reference to Exhibit 10.111 to Registrant’s Current Report on Form 10-Q as filed with the Commission on March 12, 2009). **

10.5
Secured Term Promissory Note dated December 19, 2008 between Registrant and BlueCrest Capital Finance, L.P. (Incorporated by reference to Exhibit 10.112 to Registrant’s Current Report on Form 10-Q as filed with the Commission on March 12, 2009).

10.6
Secured Term Promissory Note dated December 19, 2008 between Registrant and MidCap Funding I, LLC. (Incorporated by reference to Exhibit 10.113 to Registrant’s Current Report on Form 10-Q as filed with the Commission on March 12, 2009).

10.7
Intellectual Property Security Agreement dated December 19, 2008 between Avid Bioservices, Inc. and MidCap Funding I, LLC. (Incorporated by reference to Exhibit 10.114 to Registrant’s Current Report on Form 10-Q as filed with the Commission on March 12, 2009).

10.8
Intellectual Property Security Agreement dated December 19, 2008 between Registrant and MidCap Funding I, LLC. (Incorporated by reference to Exhibit 10.115 to Registrant’s Current Report on Form 10-Q as filed with the Commission on March 12, 2009).

10.9
Warrant to purchase 507,614 shares of Common Stock of Registrant issued to BlueCrest Capital Finance, L.P. dated December 9, 2008. (Incorporated by reference to Exhibit 10.116 to Registrant’s Current Report on Form 10-Q as filed with the Commission on March 12, 2009).

10.10
Warrant to purchase 1,184,433 shares of Common Stock of Registrant issued to MidCap Funding I, LLC dated December 9, 2008. (Incorporated by reference to Exhibit 10.117 to Registrant’s Current Report on Form 10-Q as filed with the Commission on March 12, 2009).

10.11
At Market Issuance Sales Agreement, dated March 26, 2009, by and between Peregrine Pharmaceuticals, Inc. and Wm. Smith & Co. (Incorporated by reference to Exhibit 10.118 to Registrant’s Current Report on Form 8-K as filed with the Commission on March 27, 2009).

10.12	Employment Agreement by and between Peregrine Pharmaceuticals, Inc. and Steven W. King, dated March 18, 2009. *
10.13	Employment Agreement by and between Peregrine Pharmaceuticals, Inc. and Paul J. Lytle, dated March 18, 2009. *
10.14	Employment Agreement by and between Peregrine Pharmaceuticals, Inc. and Joseph S. Shan, dated March 18, 2009. *

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
10.15	Employment Agreement by and between Peregrine Pharmaceuticals, Inc. and Shelley P.M. Fussey, Ph.D., dated March 18, 2009. *
10.16
At Market Issuance Sales Agreement, dated July 14, 2009, by and between Peregrine Pharmaceuticals, Inc., and Wm. Smith & Co. (Incorporated by reference to Exhibit 10.16 to Registrant’s Current Report on Form 8-K as filed with the Commission on July 14, 2009).

10.17
Exclusive Patent License Agreement between The University of Texas System and Peregrine Pharmaceuticals, Inc., effective as of August 18, 2005 (Incorporated by reference to Exhibit 10.17 to Registrant’s Current Report on Form 8-K as filed with the Commission on April 14, 2010). **

10.18
Amendment No. 1 to Exclusive Patent License Agreement between The University of Texas System and Peregrine Pharmaceuticals, Inc., dated June 1, 2009 (Incorporated by reference to Exhibit 10.18 to Registrant’s Current Report on Form 8-K as filed with the Commission on April 14, 2010). **

10.19
Exclusive Patent License Agreement between The University of Texas System and Peregrine Pharmaceuticals, Inc., effective as of August 1, 2001 (Incorporated by reference to Exhibit 10.19 to Registrant’s Current Report on Form 8-K as filed with the Commission on April 14, 2010). **

10.20
Amendment No. 1 to Exclusive Patent License agreement between The University of Texas System and Peregrine Pharmaceuticals, Inc., dated June 1, 2009 (Incorporated by reference to Exhibit 10.20 to Registrant’s Current Report on Form 8-K as filed with the Commission on April 14, 2010). **

10.21
Non-Exclusive Cabilly Patent License Agreement between Genentech, Inc., and Peregrine Pharmaceuticals, Inc., effective as of November 5, 2003 (Incorporated by reference to Exhibit 10.21 to Registrant’s Current Report on Form 8-K as filed with the Commission on April 14, 2010). **

10.22
Commercial License Agreement between Avanir Pharmaceuticals, Inc., and Peregrine Pharmaceuticals, Inc., dated December 1, 2003 (Incorporated by reference to Exhibit 10.22 to Registrant’s Current Report on Form 8-K as filed with the Commission on April 14, 2010). **

10.23
License Agreement between Lonza Biologics PLC and Peregrine Pharmaceuticals, Inc., dated July 1, 1998 (Incorporated by reference to Exhibit 10.23 to Registrant’s Current Report on Form 8-K as filed with the Commission on April 14, 2010). **

10.24
License Agreement between Lonza Biologics PLC and Peregrine Pharmaceuticals, Inc., dated March 1, 2005 (Incorporated by reference to Exhibit 10.24 to Registrant’s Current Report on Form 8-K as filed with the Commission on April 14, 2010). **

10.25
At Market Issuance Sales Agreement, dated June 22, 2010, by and between Peregrine Pharmaceuticals, Inc., and McNicoll, Lewis & Vlak LLC (Incorporated by reference to Exhibit 10.25 to Registrant’s Current Report on Form 8-K as filed with the Commission on June 22, 2010).

10.26
License Agreement between Stason Pharmaceuticals, Inc. and Peregrine Pharmaceuticals, Inc., dated May 3, 2010 (Incorporated by reference to Exhibit 10.26 to Registrant’s Current Report on Form 10-Q as filed with the Commission on September 9, 2010). **

10.27
Assignment Agreement between Stason Pharmaceuticals, Inc. and Peregrine Pharmaceuticals, Inc., dated May 3, 2010 (Incorporated by reference to Exhibit 10.27 to Registrant’s Current Report on Form 10-Q as filed with the Commission on September 9, 2010). **

10.28	At Market Issuance Sales Agreement, dated December 29, 2010, by and between Peregrine Pharmaceuticals, Inc., and McNicoll, Lewis & Vlak LLC (Incorporated by reference to Exhibit 10.28 to Registrant's Current Report on Form 8-K as filed with the Commission on December 29, 2010).
23.1	Consent of Independent Registered Public Accounting Firm. ***
23.2	Consent of Snell & Wilmer L.L.P. (included in Exhibit 5.1). ***
24.1	Powers of Attorney (included in signature page). ***
_____________________
* ** ***	This Exhibit is a management contract or a compensation plan or arrangement. Portions omitted pursuant to a request of confidentiality filed separately with the Commission. Previously filed.